FINAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DATED AS OF JULY 5, 2021

BY AND BETWEEN

ELYS GAME TECHNOLOGY, CORP.,

AND

BOOKMAKERS COMPANY US LLC

dba U.S. Bookmaking

AND

THE SELLERS OF BOOKMAKERS COMPANY US LLC

As listed in Exhibit A

APPENDICES

Appendix A Certain Defined Terms

Appendix B Glossary of Additional Defined Terms

EXHIBITS

Exhibit A SELLERS OF BOOKMAKERS COMPANY US LLC

Exhibit B KEY EMPLOYEES OF BOOKMAKERS US LLC; COMPENSATION PLAN

Exhibit C FORM OF EMPLOYMENT AGREEMENT

Exhibit D WORKING CAPITAL CALCULATION

Exhibit E SAMPLE EARNOUT TABLE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 5, 2021, by and among ELYS GAME TECHNOLOGY, CORP., a Delaware corporation (“Parent”), BOOKMAKERS COMPANY US LLC, a Nevada limited liability company dba U.S. Bookmaking (the “Company”), the owners of all of the membership interests of the Company as listed in Exhibit A (each a “Seller” and together the “Sellers”) and VICTOR J. SALERNO and BOB KOCIENSKI, as representatives of the Sellers (each a “Sellers’ Representative” and together the “Sellers’ Representatives”). Parent, Company, Sellers and Sellers’ Representatives may each be referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Appendix A.

RECITALS

WHEREAS, Sellers own all the issued and outstanding membership interests (the “Membership Interests”), of the Company, comprising 100% of the issued and outstanding Equity Interests in the Company; and

WHEREAS, the Company offers sports book management services, as well as management and representation services to licensed gaming operators within the United States of America; and

WHEREAS, Sellers desire to sell to Parent, and Parent desires to purchase from Sellers, the Membership Interests in consideration for cash and shares of Parent’s common stock, par value $0.0001 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, “Parent Common Stock”), on the terms and subject to the conditions set forth in this Agreement (the “Transaction”); and

WHEREAS, the Parent Board of Directors has (i) determined that the contemplated Transaction is fair to, advisable and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the contemplated Transaction, including the issuance of shares of Parent Common Stock to the Sellers pursuant to the terms of this Agreement; and

WHEREAS, the Managing Members of the Company have (i) determined that the contemplated Transaction is fair to, advisable and in the best interests of the Company and the Sellers, (ii) approved and declared advisable this Agreement and the contemplated Transaction, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Sellers vote to adopt this Agreement and thereby approve the contemplated Transaction.

AGREEMENT

In consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the Parties hereby, intending to be legally bound, agree as follows:

ARTICLE I.

CONSTRUCTION

Section 1.1 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with US GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with US GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever this Agreement provides that documents have been “delivered” or “made available” to Parent, such documents have been posted in a virtual data room for access by Parent or otherwise delivered to Parent or its Representatives.

ARTICLE II.

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall purchase the Membership Interests from Sellers, and Sellers shall sell, assign, transfer, convey and deliver the Membership Interests to Parent, free and clear of all Encumbrances, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price; Manner and Payment of Purchase Price; Fractional Shares.

(a)               Purchase Price. Subject to the adjustments set forth in this Article II, the aggregate consideration for the Membership Interests shall comprise the following:

(i)                 an aggregate amount in cash equal to $6,000,000 (six million dollars) paid to Sellers at Closing (the “Closing Cash Consideration”) by wire transfer of immediately available funds in the respective amounts and to the respective bank accounts designated by the Sellers (the “Sellers’ Bank Accounts”);

(ii)              subject to paragraph (d) of this Section 2.2, a number of shares of Parent Common Stock with an aggregate value of $6,000,000 (six million dollars) at the Parent Common Stock Price delivered to the Sellers at Closing as directed by the Sellers (the “Closing Stock Consideration”);

(Receipt of such sums in the Sellers Bank Accounts and delivery of the shares of Parent Common Stock to the Sellers shall be a good and valid discharge by Parent of its obligation to make such payments at the Closing.); and

(iii)            Subject to adjustment, Earnout payments from Parent to Sellers of an additional target amount of $38,000,000 in the aggregate over time, 50% of which will be paid in cash and subject to paragraph (d) of this Section 2.2, 50% in shares of Parent Common Stock, in annual installments as set forth in Section 2.2(a)(iii)(A) (the “Earnout Period Installments”), to be paid within 30 days of the completion of the annual audited financial statements of the Parent for each fiscal year during the Earnout Period, but in no event later than April 30 of each year during the Earnout Period with the last such installment being due no later than April 30, 2026, if Adjusted Cumulative EBITDA target set forth in Section 2.2(a)(iii)(B) is achieved as follows:

(A)	Subject to adjustment upwards or downwards based on actual results, the annual Earnout Period Installments are intended to be as follows in the event the Company’s Adjusted Cumulative EBITDA is equal to the Company’s Adjusted Cumulative EBITDA Target at the end of that year:

1)	$7,600,000 for 2022;
2)	$9,500,000 for 2023;
3)	$11,400,000 for 2024; and
4)	$9,500,000 for 2025.

(B)	The Adjusted Cumulative EBITDA Targets are as follows (with 2021 listed for reference purposes, only):

Fiscal Year Ended	EBITDA	Adjusted Cumulative EBITDA
2021	($213,850)	($213,850)
2022	$857,800	$643,950
2023	$3,721,177	$4,365,127
2024	$6,255,698	$10,620,825
2025	$8,820,658	$19,441,483

(C)	Adjusted Cumulative EBITDA is defined as follows:

“EBITDA”, means Net Income (Loss) as measured on a US GAAP basis for each of completed fiscal years during the Earnout Period, with the following adjustments:

1)	Add Back: Any interest expense included in Net Income (for the avoidance of doubt, any interest expense which is not included in Net Income is not an add back).
2)	Add Back: Income taxes, which includes federal and state taxes levied on taxable income and specifically excludes sales related taxes, federal and state gaming taxes and any franchise taxes, which are considered components of the operations.
3)	Add Back: Depreciation and amortization expenses related to the depreciation and amortization of property, plant and equipment and intangible assets, and specifically does not include the amortization of any period expenses which are expensed over a period of time.
4)	Add Back: The provision for software platform technology and mutually agreed intercompany expenditures, including but not limited to SEC related audit fees.
5)	Deduct: Cash advances made to the Company by Parent, its subsidiaries and affiliates, on the understanding that cash advances used for expenses will be included in the calculation of Adjusted Cumulative EBITDA, and cash advances used for capital assets, reserve requirements and the like will be balance sheet items and not included in the calculation of Adjusted Cumulative EBITDA.
6)	Add Back: 20% of net gaming revenue generated from business originated in North America by the Parent for which the Company provides ongoing operational services and support; or Deduct: 80% of the net gaming revenue attributable to the Company for any business leads generated by the Parent or any employee of the Parent immediately prior to and during the Earnout Period.

(D)	Adjustments to Earnout Period Installments are as follows:

1)	In the event that the Adjusted Cumulative EBITDA results of the Company during any year of the Earnout Period is equal the Adjusted Cumulative EBITDA Target in Section 2.2(a)(iii)(B), for such year, then one hundred percent (100%) of the Earnout Period Installment for that period will be due and payable to the Sellers;

2)	In the event that the Adjusted Cumulative EBITDA results of the Company during any year of the Earnout Period exceeds the Adjusted Cumulative EBITDA Target for such year, then the Earnout Period Installment for such year shall be increased by the incremental percentage that Adjusted Cumulative EBITDA exceeds the Adjusted Cumulative EBITDA Targets in Section 2.2(a)(iii)(B) for each such year, rounded to the nearest one thousand dollars ($1,000), provided that, the maximum premium that can earned during the Earnout Period is 10% of the total aggregate Earnout as set forth in Section 2.2(a)(iii) and illustrated by example in Exhibit E, so that the total of all Earnout Period Installments shall not exceed $41,800,000 (the “Full Earnout Amount”);

3)	In the event that the Adjusted Cumulative EBITDA results of the Company during any year of the Earnout Period is less than the Adjusted Cumulative EBITDA Target in Section 2.2 (a)(iii)(B) above, for such year, but greater than the Adjusted Cumulative EBITDA Floor, then the Earnout Period Installment for such year shall be decreased by the incremental percentage that the Adjusted Cumulative EBITDA, is below the Adjusted Cumulative EBITDA Target in Section 2.2(a)(iii)(B), rounded to the nearest one thousand dollars ($1,000); and

4)	The “Adjusted Cumulative EBITDA Floor” shall equal $0 (zero dollars). In the event that the Adjusted Cumulative EBITDA results of the Company during any year of the Earnout Period is less than or equal to the Adjusted Cumulative EBITDA Floor, then no Earnout Consideration for such year shall be earned hereunder and no amount of Earnout Consideration shall be payable for that fiscal year of the Earnout Period, and the Adjusted Cumulative EBITDA loss incurred in any year during the Earnout Period will be carried forward to the calculation of the subsequent Adjusted Cumulative EBITDA targets.

5)	Each of Adjusted Cumulative EBITDA and any Earnout Consideration to be paid shall be calculated as set forth for illustrative purposes on Exhibit E attached hereto (the “Sample Earnout Table”)

(b)               Shares Issued. Whenever shares of Parent Common Stock are to be issued to Sellers pursuant to Section 2.2(a), the number of shares so issued shall equal the fraction obtained by dividing (i) the aggregate value of such shares as stated in Section 2.2(a)(ii) or Section 2.2(a)(iii) above, as applicable, by (ii) the Parent Common Stock Price; provided however that in the event the Parent Common Stock is not traded on the Nasdaq or the New York Stock Exchange as of the date such shares are due to be issued, then in lieu of issuance of such shares Parent will pay to Sellers in cash an amount equal to the value of the shares that would otherwise have been issued, as stated in Section 2.2(a)(ii) or Section 2.2(a)(iii) above, as applicable. For the avoidance of doubt, the Parent Common Stock Price for the purposes of determining the Closing Stock Consideration due to the Sellers on the Closing is the volume weighted average price for the 90 consecutive trading days preceding the Closing Date and the Parent Common Stock Price for the purposes of determining the number of shares of Parent Common Stock due to the Sellers at each of the Earnout installment dates is the volume weighted average price for the 90 consecutive trading days preceding January 1 of each subsequent fiscal year for the duration of the Earnout Period ending December 31, 2025.

(c)               Fractional Shares. Parent shall not be obligated to issue fractional shares of Parent Common Stock to Sellers. If a Seller would otherwise be entitled to receive a fractional share, the Seller shall instead receive the nearest whole number of shares of Parent Common Stock to which the Seller would otherwise be entitled under this Article II.

(d)               Shareholder Approval. Notwithstanding anything to the contrary contained herein, if the aggregate number of shares of Parent Common Stock to be issued, will exceed in excess of 19.99% of the outstanding number of shares of Parent Common Stock or 4,401,020 shares, then prior to the issuance of any shares to the Sellers that would result in the Sellers receiving as compensation in excess of 19.99% of Parent’s outstanding shares on the date hereof, Parent shall obtain approval of the holders of a majority of its shares of common stock (excluding any shares issued pursuant to this Agreement) and in no event shall the aggregate number of shares to be issued pursuant to this Agreement exceed 5,065,000. The Parties agree to amend this Agreement as necessary in order to comply with the requirements of the Nasdaq Capital Markets. In the event stockholder approval is not received within a twelve month period of attaining an Earn Out payment or the number of shares of Parent Common Stock to be issued when aggregated with all prior issuances under this Agreement would exceed 4,401,020 shares, the payment shall be made in cash.

Section 2.3 Working Capital.

(a)       Estimate. Sellers are preparing and no later than seven (7) days after the date hereof will have delivered to Parent a statement (the “Estimated Closing Statement”) setting forth (i) Sellers’ reasonable, good faith estimate of the Working Capital as of the close of business on the Closing Date, calculated as set forth on the Working Capital Calculation (the “Estimated Working Capital”), using the form set forth in Exhibit D, and (ii) all Indebtedness of the Company as of the close of business on the Closing Date, if any (the “Estimated Indebtedness”) and (iii) a budget setting forth the Company’s contemplated business development plan for the duration of the Earnout Period (the “Company Budget”). The Estimated Closing Statement (including the Estimated Working Capital and the Estimated Indebtedness) shall be prepared and calculated in accordance with US GAAP (and, to the extent not inconsistent with US GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

(b)        Post-Closing Consideration Adjustment.

(i)                 As soon as practicable but in no event more than 120 days following the Closing Date, Parent shall prepare and deliver to Sellers a statement (the “Initial Closing Statement”) setting forth A. Parent’s determination of the Working Capital as of the close of business on the Closing Date, calculated in accordance with the Working Capital Calculation (the “Closing Working Capital”), and B. all Indebtedness of the Company as of the close of business on the Closing Date (the “Closing Indebtedness”). The Initial Closing Statement (including the Closing Working Capital and the Closing Indebtedness) shall be prepared and calculated in accordance with US GAAP (and, to the extent not inconsistent with US GAAP, the past practices of the Company) or as provided in the definitions of this Agreement.

(ii)              Sellers and their accountants shall complete their review of the Initial Closing Statement within 60 days after Parent’s delivery thereof to Sellers. During such review period, Parent shall cooperate with and provide Sellers and Sellers’ Representatives with reasonable access to all books and records reasonably requested by Sellers to review the Initial Closing Statement (including the calculation and preparation of the Closing Working Capital and the Closing Indebtedness), any work papers prepared by Parent or its accountants in connection with such calculations, and Parent shall make reasonably available its Representatives responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of Sellers and their Representatives. If Sellers object to the contents of the Initial Closing Statement for any reason, Sellers shall, on or before the last day of such 60-day period, so inform Parent in writing (a “Sellers’ Objection”), setting forth a specific description of the basis of the determination and the adjustments to the Initial Closing Statement that Sellers believes should be made. Sellers shall be deemed to have agreed with all items and amounts of Closing Working Capital and Closing Indebtedness contained in the Initial Closing Statement and not specifically referenced in a timely delivered Sellers’ Objection.

(iii)            If Sellers timely deliver a Sellers’ Objection to Parent, then, during the 30-day period following delivery of such Sellers’ Objection, the Parties shall in good faith seek to resolve in writing any differences that they may have with respect to the calculation of Closing Working Capital and Closing Indebtedness. Any disputed items resolved in writing between Parent and Sellers within such 30-day period shall be final and binding with respect to such items, and if Sellers and Parent agree in writing on the resolution of each disputed item specified by Sellers in the Sellers’ Objection and the amount of the Closing Working Capital and Closing Indebtedness, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If Sellers and Parent have not resolved all such differences by the end of such 30-day period, then they shall jointly retain the Independent Accountant, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 2.3, and only with respect to those items specifically described in such Sellers’ Objection on which Parent and Sellers have not agreed (the “Disputed Items”), the amount of such Disputed Items. Such determination shall be based solely on the materials submitted by the Parties and the definitions and provisions of this Agreement and not on independent review. Parent and Sellers shall instruct the Independent Accountant to deliver its written determination to Parent and Sellers no later than 30 days after submitting the Disputed Items to it for resolution. At the time of retention of the Independent Accountant, Parent shall specify in writing to the Independent Accountant and Sellers the amount of Parent'’s computation of the Disputed Items (“Parent'’s Position”), and Sellers shall specify in writing to the Independent Accountant and to Parent the amount of their computation of the Disputed Items ('“'Sellers’Position”). The Independent Accountant ’ determination shall be conclusive and binding upon the Parties. In resolving each Disputed Item, the Independent Accountant may not assign a value to such Disputed Item that is greater than the greatest value claimed by Parent or Sellers at the time the Independent Accountant is retained or less than the smallest value claimed for the item by Parent or Sellers at such time. The scope of the dispute(s) to be resolved by the Independent Accountant is limited to determining the amount of the Disputed Items in a manner consistent with the provisions and definitions of this Agreement, and the Independent Accountant is not to make any other determination unless jointly requested in writing by Parent and Sellers. The Parties shall cooperate with the Independent Accountant during its resolution of the disagreement and make readily available to the Independent Accountant all relevant personnel and Representatives, books and records and any work papers (including those of the Parties’ respective accountants, to the extent permitted by such accountants) relating to Disputed Items set forth in the Initial Closing Statement and the Sellers’ Objection and all other items reasonably requested by the Independent Accountant in connection therewith. The fees and disbursements of the Independent Accountant (collectively, the “Independent Accountant Fees”) shall be borne by Parent and Sellers in proportion to the amount by which the Closing Cash Consideration when calculated in accordance with the applicable Party’s determination of the Disputed Items deviates from the Closing Cash Consideration when calculated in accordance with the Independent Accountant’s determination of the Disputed Items.

(iv)             The Initial Closing Statement, including the Closing Working Capital and the Closing Indebtedness, as agreed to or deemed to have been agreed to, in each case in accordance with Section 2.3 between Parent and Sellers or as determined by the Independent Accountant, as applicable, shall be conclusive and binding on all of the Parties and shall be deemed the “Final Working Capital” and “Final Indebtedness,” respectively, for all purposes herein.

(v)               Upon determination of the Final Working Capital and the Final Indebtedness:

A.    If (1) Closing Working Capital minus Estimated Working Capital, less (2) Closing Indebtedness minus Estimated Indebtedness, is a positive amount, then Parent shall promptly (but in no event later than three Business Days after the final determination) pay such difference to Sellers, in cash by wire transfer of immediately available funds in the respective amounts and to the respective accounts designated in writing by Sellers.

B.     If (1) Closing Working Capital minus Estimated Working Capital, less (2) Closing Indebtedness minus Estimated Indebtedness, is a negative amount, then Parent shall have the right to set-off such difference against the amounts payable to Sellers pursuant to Sections 2.2(a)(iii)(D), on a pro rata, dollar-for-dollar basis.

(vi)             The Parties agree that if the PPP Lender and/or the SBA agree to forgive any amounts under the PPP Loan, the Parent shall promptly (but in no event later than ten Business Days after the notice of forgiveness from the PPP Lender or the SBA) pay such amount forgiven to Sellers, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers. Any such payment to Sellers shall be considered additional consideration for sale of the Membership Interests.

(vii)          Any amounts payable pursuant to Section 2.3(b)(v) shall be treated by the Parties as adjustments to the Purchase Price for all federal, state, provincial, local and foreign Tax purposes, and the Parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law, or a final determination by the appropriate Taxing Authority or court, which causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

Section 2.4 Additional Consideration – Appointment to Parent’s Board of Directors

As additional consideration for the transfer of the Membership Interests, Parent shall appoint or to cause its existing directors or shareholders to appoint Victor J. Salerno to a seat on Parent’s Board of Directors effective upon the Closing Date and management shall nominate Victor J. Salerno to act as a director at subsequent shareholders’ meetings for such term or terms as shall include the Earnout Period subject to approval from any applicable regulatory authority for Victor J. Salerno to act in this capacity. Victor J. Salerno shall not receive any additional cash or equity consideration for acting as an inside director of the Parent, provided, and only for so long as, none of the other inside directors of the Parent receive any additional cash or equity consideration for acting as an inside director of the Parent.

Section 2.5 Closing; Effective Time.

(a)               Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 8.1, and subject to the satisfaction or waiver of the conditions, and delivery of this Agreement and all other Transaction Documents, by electronic or other remote exchange of all executed documents and other closing deliverables required by Section 2.5(b) and Section 2.5(c), the consummation of the Transaction (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in this Article II, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Sellers shall sell to Parent, and Parent shall purchase from the Sellers for the Consideration, all of the Members Interests, free and clear of all Encumbrances. The transfers and deliveries described in this Article II shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this Article II shall have occurred or been waived on the Closing Date and all such transfers and deliveries are held in escrow until the Parties mutually agree that all such transfers and deliveries can be released from escrow at which time the Transaction becomes effective (the “Effective Time”).

(b)               Closing Deliveries of Sellers. At the Closing, Sellers shall deliver to Parent:

(i)                 a receipt for the Closing Cash Consideration;

(ii)              an amendment to the Operating Agreement of the Company evidencing the ownership of the Parent of the Membership Interests;

(iii)            all minute books, written consents, records, ledgers and registers, and other similar organizational records of the Company to the extent they exist;

(iv)             the consents, approvals, authorizations or releases of third parties set forth on Section 2.5(b)(iv) of the Disclosure Schedule;

(v)               the Employment Agreements, duly executed by the appropriate Sellers and the Company;

(vi)             a certificate in form and substance reasonably satisfactory to Parent certifying that each of the Sellers is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445;

(vii)          copies of the final invoices with respect to all Transaction Expenses to be paid by the Company at the Closing;

(viii)        an Assignment and Assumption Agreement by which Sellers shall assign and Parent shall accept assignment of the Membership Interests (the “Assignment and Assumption Agreement”), duly executed by Sellers; and

(ix)             such other documents, certificates, instruments or writings reasonably requested by Parent or its counsel in order to effectuate the Transaction contemplated hereby including the other Transaction Documents.

(c) Closing Deliveries of Parent. At the Closing, Parent shall:

(i)                 issue the Closing Stock Consideration to Sellers as set forth in Section 2(a)(ii);

(ii)              pay or cause to be paid the Closing Cash Consideration to Sellers as set forth in Section 2(a)(i);

(iii)            pay, or cause to be paid, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the estimated Transaction Expenses to each Person who is owed a portion thereof;

(iv)             deliver to Sellers:

A.                the Assignment and Assumption Agreement, duly executed by Parent; and

B.                 such other documents, certificates, instruments or writings reasonably requested by Sellers or their counsel in order to effectuate the Transaction contemplated hereby including the other Transaction Documents.

Section 2.6 Method of Cash Payments. Unless otherwise stated herein, all cash payments made under this Agreement shall be made by wire transfer of immediately available funds to the Sellers’ Bank Accounts designated by the recipients in writing on the scheduled payment date.

Section 2.7 Earnout Statements; Disputes.

(a)               Each of Parent and the Sellers shall cooperate in good faith to cause the Company to prepare and deliver to Parent and the Sellers, after December 31, 2022 and each subsequent one year period in a manner and within a timeline consistent with the Company’s past practice (but in any event no later than 75 days after December 31 of each fiscal year) the financial statements of the Company for each fiscal year during the Earnout Period audited by BDO Ltd. (AG) or the Parent’s Certifying Public Accountant in place at such time, or such other audit firm of international repute agreed between Parent and the Sellers (such agreement not to be unreasonably withheld, conditioned or delayed), including a balance sheet of the Company and statements of income, retained earnings and changes in cash flow of the Company, setting forth in each case in comparative form, the corresponding figures from the previous financial year, in each case prepared in accordance with the Approved Budget (the “Earnout Financial Statements”). Within thirty (30) days of its receipt of the Earnout Financial Statements, the Parent shall deliver to the Sellers a statement setting forth, in reasonable detail, the Parent’s good faith calculation of Adjusted Cumulative EBITDA and the Earnout earned for such period, if any, pursuant to this Section 2.7(a), together with all reasonable supporting schedules for the foregoing (collectively, the “Earnout Statement”). Each of Adjusted Cumulative EBITDA and any Earnout to be reflected or set forth in the Earnout Financial Statements or in the Earnout Statement shall be calculated as set forth for illustrative purposes on Exhibit E.

(b)               During the thirty (30) day period (“Earnout Review Period”) following the Sellers’ receipt of the Earnout Statement, (A) in furtherance of and without limiting the generality of Section 6.2, the Sellers and their Representatives shall be permitted reasonable access during normal business hours to the books, records (including work papers and other documents), employees (involved in the preparation of the Earnout Statement, if any), and supporting data of the Parent (including the Company) and its and their independent auditors used in the preparation of the Earnout Statement for purposes of their review of the Earnout Statement (provided, that, the Sellers and their Representatives, including their independent auditors, shall have executed all customary release letters reasonably requested by the Parent’s independent auditors in connection therewith), (B) the Parent shall reasonably cooperate with the Sellers and their Representatives in connection with the review of the Earnout Statement as is reasonably requested by the Sellers, and (C) the Sellers may dispute the amounts reflected on the line items of the Earnout Statement on the basis that such item does not reflect, or has not been made in a manner consistent with, the provisions of this Section 2.7(b); provided, however, that, the Sellers shall notify the Parent in writing of each disputed item, and specify the amount thereof in dispute and the specific basis therefor, within the Earnout Review Period. Any notice of disputed items shall (x) specify in reasonable detail, to the extent then known, the nature of any disagreement so asserted (with reasonable supporting documentation) and (y) specify, to the extent then known, the amount that the Sellers reasonably believes is the correct Adjusted Cumulative EBITDA or Earnout amount, as applicable, based on the disagreements set forth in the notice of disputed items, including a reasonably detailed description of the adjustments applied to the Earnout Statement in calculating such amounts. The Sellers shall be deemed to have agreed with all other items and amounts contained in the Earnout Statement not so objected to in a notice of disputed items delivered within the Earnout Review Period, and the failure by the Sellers to provide a notice of disputed items to the Parent within the Earnout Review Period will constitute the Sellers’s acceptance of all of the items in the Earnout Statement and the Earnout Statement shall be conclusive and binding upon the Parties as the final Earnout Statement.

(c)               If a notice of disputed items shall be validly delivered pursuant to Section 2.7(b), the Parties shall, during the thirty (30) days following the date of such delivery (the “Earnout Resolution Period”), negotiate in good faith to resolve the disputed items. During the Earnout Resolution Period, the Parent and its Representatives (including its independent auditors) shall be permitted reasonable access during normal business hours to the working papers of the Sellers and their independent auditors relating to the notice of disputed items (provided, that, the Parent and its Representatives, including its independent auditors, have executed all customary release letters reasonably requested by the Sellers’ independent auditors in connection therewith). To the extent the disputed items are so resolved in writing within the Earnout Resolution Period, then the Earnout Statement, as revised to incorporate such changes as have been agreed between the Sellers and Parent, shall be conclusive and binding upon the Parties as the final Earnout Statement.

(d)               If the Parties are unable to reach agreement by the end of the Earnout Resolution Period, notwithstanding the provision in Section 9.6 with respect to applicable substantive law, the Parties shall refer all unresolved disputed items to a panel of arbitrators, consisting of three (3) experts in the field of financial management of sports wagering, one (1) expert to be appointed by the Sellers within 5 days from the notice of initiation of arbitration, one (1) expert to be appointed by the Parent within 5 days from the notice of initiation of arbitration, and the third expert to be selected by mutual agreement of the Sellers’ appointed expert and the Parent’s appointed expert within 5 days of the date that the last of such experts was appointed (the “Arbitration Panel”). The third expert shall be wholly independent of each Party shall not have any conflicts of interest with either the Parent, the Sellers or the Company. The Arbitration Panel shall be instructed to make a determination with respect to each unresolved disputed item within sixty (60) day after its engagement by the Sellers and Parent to resolve such disputed items, which determination shall be made in accordance with the rules set forth in this Section 2.7(d). The Arbitration Panel shall make its determination solely (A) on the documentation submitted by, and a single presentation (any such documentation or presentation must be provided to the other Party prior to its submission or presentation to the Arbitration Panel) made by each of the Sellers and Parent and (B) on the definitions of this Section 2.7 and the related defined terms in this Agreement. The Parties shall instruct the Arbitration Panel to deliver to the Sellers and Parent, within such sixty (60) day period, a written report setting forth its adjustments, if any, to the Earnout Statement and the calculations supporting such adjustments, and any such adjustments must be within the range of values established for such disputed item in the Earnout Statement and the notice of disputed items delivered pursuant to Section 2.7(b). Such report shall be final, binding on the Parties and conclusive on each of the Sellers and Parent, absent manifest errors, and enforceable in a court of law, effective as of the date the Arbitration Panel’s written determination is received by the Sellers and Parent; provided, that, nothing in this Section 2.7(d) is intended to, and nothing in this Section 2.7(d) shall be construed or interpreted to, limit any Party’s right to obtain any remedies with respect to a breach of any representations, warranties, covenants or agreements of the other Parties pursuant to this Agreement. The Arbitration Panel will award to the prevailing Party all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing Party, and judgment on the award rendered by the Arbitration Panel may be entered in any court having jurisdiction thereof and over the Party against which judgment is rendered. If, before the Arbitration Panel renders its determination with respect to the disputed items in accordance with this Section 2.7(b), (x) the Sellers notify Parent and the Arbitration Panel of Sellers’ agreement with any items in the Earnout Statement previously disputed by the Sellers, (y) Parent notifies the Sellers and the Arbitration Panel of Parent’s agreement with any items in the Earnout Statement previously disputed by Parent, or (z) the Sellers and Parent otherwise agree to resolution of any such items in writing, then in each case such items as so agreed will be conclusive and binding on the Parties immediately upon such notice and shall not be included in the determination of the Arbitration Panel.

Section 2.8 Earnout Payment Procedures. Following each fiscal year of the Earnout Period, Parent shall pay to each Seller such Seller’s pro rata share of the Earnout Period Installment (rounded down to the nearest cent or the nearest whole share, as applicable), if any; provided, that, in the event the amount of the Earnout Period Installment is subject to any dispute, in the form elected by the Sellers in accordance with Section 2.7 and within the time period set forth in Section 2.7(b), any undisputed portion(s) of the Earnout Period Installment shall be paid promptly (and in any event within five (5) Business Days after determination of such undisputed portion) by Parent, with any disputed portion(s) paid in each case when and to the extent such amounts are agreed or otherwise determined to be payable in accordance with Section 2.2(a)(iii) and all such portions of the Earnout Period Installment will be paid pro rata to the Sellers 50% in cash and 50% in shares of Parent Common Stock.

Section 2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Parent with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Parent shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of the Parent and otherwise) to take such action.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each of the Sellers hereby represents and warrants to Parent that the following statements are true and correct with respect to themself as of the Closing Date:

Section 3.1 Authority of Seller. Seller has the legal capacity and necessary right, power and authority to execute and deliver, and to perform his or her obligations under, this Agreement, each other Transaction Document to which Seller is a party, and the other agreements, documents and instruments required pursuant hereto and thereto to which Seller is a party. This Agreement and such other Transaction Documents have been duly executed and delivered by Seller and constitute a legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, and, upon the execution and delivery by Seller of each of the other agreements contemplated hereby to which Seller is a party, such agreements will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with the terms thereof, in each case.

Section 3.2 Ownership. Seller owns his or her Membership Interests solely and directly, and Seller has all right, title and interest to the Membership Interests, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws). There is no outstanding contract or other right (contingent or otherwise) with any Person to purchase, redeem, convert into, or otherwise acquire any shares of capital stock, or other Equity Interests in, of the Company, or have any rights to any proceeds from the sale of the Membership Interests. Immediately prior to Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any Equity Interests in favor of Seller.

Section 3.3 Own Account. The Stock Consideration that Seller will receive hereunder is being acquired solely for Seller’s account and is not being acquired with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act or any other applicable securities laws of any other jurisdiction (collectively, the “Securities Laws”) in violation of the Securities Laws.

Section 3.4 No Other Representations or Warranties; No Reliance. Seller confirms that Seller is not relying on any communication (written or oral) of Parent or any of its Affiliates as investment advice or as a recommendation to acquire the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the Stock Consideration provided by Parent or any of its Affiliates shall not be considered investment advice or a recommendation to acquire the Stock Consideration, and that neither Parent nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in Parent. Seller acknowledges that neither Parent nor any of its Affiliates has made any representation regarding the Stock Consideration for purposes of determining Seller’s authority to invest in Parent, other than as set forth in this Agreement. Seller acknowledges and agrees that, except for the representations and warranties of Parent contained in Article V of this Agreement, none of Parent or any of its Affiliates or Representatives nor any other Person makes any express or implied representation or warranty on behalf of Parent or its Affiliates, and Seller has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or any of its Affiliates or Representatives, except as expressly set forth in Article V, with respect to the issuance and sale of the Stock Consideration.

Section 3.5 Investment Experience.

(a)               Seller has such knowledge, skill and experience in business, financial and investment matters that Seller is capable of evaluating the merits and risks of an investment in Parent. Seller has made his or her own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Parent.

(b)               Seller has had access to the legal, financial, tax and accounting information concerning Parent and the Stock Consideration as Seller deems necessary to enable him or her to make an informed investment decision concerning the acquisition of the Stock Consideration.

(c)               Seller has had an opportunity to ask questions and receive answers concerning Parent and the Stock Consideration and has had full access to such other information concerning Parent and the Stock Consideration as Seller has requested or which has been filed by Parent with the SEC.

(d)               Seller understands that the Stock Consideration that Seller is acquiring upon the consummation of this Agreement has not been registered under the Securities Laws.

(e)               Seller understands that the issuance of Parent Common Stock is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D promulgated thereunder based, in part, upon the representations, warranties and agreements of Seller contained in this Agreement.

(f)                Seller acknowledges that Seller has been furnished with true and complete copies of the following documents which Parent has filed with the Securities and Exchange Commission pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) the Annual Report on Form 10-K for the year ended December 31, 2020; (ii) Parent’s most recent Proxy Statement; and (iii) the information contained in any reports or documents filed by Parent under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since the filing with the SEC of the Form 10-K for the year ended December 31, 2020.

(g)               Seller is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act.

(h)               Seller acknowledges that neither the SEC nor any state securities commission has approved the Stock Consideration offered hereby or passed upon or endorsed the merits of the issuance of the Stock Consideration by Parent. Seller acknowledges that an investment in Parent is highly speculative and involves a risk of loss of the entire investment and no assurances can be given of any income or profit from such investment.

EACH SELLER HEREBY ACKNOWLEDGES AND CONFIRMS THAT THE HE OR SHE HAS CAREFULLY CONSIDERED THE RISKS AND UNCERTAINTIES INVOLVED IN INVESTING IN THE STOCK CONSIDERATION BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE THE STOCK CONSIDERATION.

Each Seller can bear the economic risk of losing his or her entire investment in Parent without impairing his or her ability to provide for his or her family in the same manner that he or she would have been able to provide prior to making an investment in Parent.

Section 3.6 No General Solicitation. Seller acknowledges that neither Parent nor any other person offered to sell the Stock Consideration to Seller by means of any form of general solicitation or advertising, including: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 3.7 Legend. Seller understands that the Stock Consideration to be issued to Sellers will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and that the certificate(s), if any, representing the Stock Consideration will bear a restrictive legend thereon in substantially the form that appears below:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.”

Parent agrees to have such legend removed promptly following registration of the applicable shares pursuant to the Securities Act or eligibility of such shares for resale pursuant to Rule 144(k) (assuming the Seller is not at such time an Affiliate of the Company) promulgated by the SEC under the Securities Act or any successor rule thereto.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS’ REPRESENTATIVES

WITH RESPECT TO THE COMPANY

Sellers’ Representatives hereby represent and warrant to Parent that the statements set forth in this Article IV are true and correct as of the Closing Date. For avoidance of doubt, none of the representations and warranties herein concerning the Company and its Business are intended to encompass activities undertaken by, or other matters pertaining to the providing of sports wagering services such as design and consulting, turn key sports wagering solutions, risk management, and Talent, including Talent’s expertise in the sports wagering industry. Furthermore, Sellers’ Representatives will deliver their Disclosure Schedule by no later than seven (7) days after the date hereof.

Section 4.1 Organization and Business; Power and Authority.

(a)               The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada, and possesses full limited liability company power and authority to own, lease and operate its properties and assets as now owned or leased and operated and to carry on the Business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each foreign jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing as a foreign corporation or other entity would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdictions in which the Company is qualified to do business. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents are duly authorized.

(b)               Sellers have provided to Parent true, correct and complete copies of the Organizational Documents of the Company (each as amended to date) and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in default under, or in violation of, any provision of any such Organizational Document. Section 4.1(b) of the Disclosure Schedule sets forth a correct and complete list of the officers and managers of the Company.

Section 4.2 Capitalization.

(a)               The capitalization of the Company consists solely of the Membership Interests, which represent all of the limited liability company interests in the Company. All of the Membership Interests have been duly authorized and validly issued. All of the Membership Interests have been issued and granted in compliance with all applicable Law. None of the Membership Interests were issued in violation of any Contract or any preemptive or similar rights of any Person. The Membership Interests are owned of record and beneficially by Sellers.

(b)               Upon consummation of the Closing, Parent will own all of the Membership Interests, free and clear of all Encumbrances other than any Encumbrance imposed by Parent.

(c)               Except for the Membership Interests, there are no other outstanding Equity Interests of the Company or any Equity Interests of the Company reserved for issuance. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued limited liability company interests of the Company or obligating Sellers or the Company to issue or sell any limited liability company interests of, or any other interest in, the Company. There are no outstanding or authorized equity appreciation rights, phantom equity, performance-based rights or profit participation or similar rights or obligations of the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Membership Interests or any other Equity Interests of the Company.

(d)               The Company has not agreed, is not a party to any Contract and is not under any current or prospective obligation to form or participate in or make any capital contribution to or future investment in any Person.

Section 4.3 No Conflicts; Consents.

(a)               Neither the execution, delivery or performance by Sellers of this Agreement or any other Transaction Document to which Sellers are or will be a party, nor the consummation of the Transaction contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i)                 conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any resolutions adopted by the board of managers of the Company;

B.                 conflict with or result in a violation of, or give any Authority or other Person the right to challenge the Transaction contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Sellers or the Company or the assets, or operation of the Business, of Sellers or the Company;

C.                 A. conflict with or result in a violation or breach of, B. constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, C. result in the acceleration of or create in any Party the right to accelerate, terminate, cancel or otherwise modify, or D. except as set forth in Section 4.2(a)(ii) of the Disclosure Schedule, require the consent of, or the giving of notice to, any other Person under, any Contract to which Sellers or the Company is a party or is bound or to which any of the properties or assets of Sellers or the Company are subject (including any Company Contract) or any Permit affecting the properties, assets or Business of the Company; or

D.                result in the creation or imposition of any Encumbrance on any properties or assets of Sellers or the Company.

(b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, no consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transaction contemplated hereby and thereby.

Section 4.4 Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity ownership (pursuant to any form of Equity Interests) or participation in any Person.

Section 4.5 Financial Statements; Absence of Certain Changes; Undisclosed Liabilities.

(a)               Section 4.5(a) of the Disclosure Schedule contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)                 the unaudited balance sheet of the Company as of December 31, 2019 and 2020, and the related statements of operations for the fiscal period then ended (the “Annual Financial Statements”); and

(ii)              the unaudited balance sheet (the “Latest Balance Sheet”) of the Company, dated as of March 31, 2021 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations for the three-month period then ended (the “Interim Financial Statements”).

(b)               The Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete in all material respects, and have been prepared in accordance with US GAAP applied on a consistent basis throughout the applicable periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (which are not, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company (which books and records are in turn accurate, correct and complete in all material respects), and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of financial statements in accordance with US GAAP and to maintain accountability for earnings and assets.

(c)               Since the Latest Balance Sheet Date, there has been no Material Adverse Effect on the Company and, except as otherwise contemplated by this Agreement, the Business has been conducted only in the ordinary course of business and:

(i)                 the Company has not incurred any Indebtedness;

(ii)              the Company has not subjected any portion of the assets of the Company to any lien;

(iii)            the Company has not sold, assigned or transferred any portion of the tangible assets of the Company in a single transaction or series of related transactions in an amount in excess of $5,000, except in the ordinary course of business or as otherwise specified herein;

(iv)             the Company has not suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) of any material tangible assets or waived any rights of material value to the Company;

(v)               the Company has not issued, sold or transferred any Equity Interests in the Company (including the Membership Interests) or other equity securities, securities convertible into any equity securities or warrants, options or other rights to any equity in the Company;

(vi)             the Company has not declared or made any distributions on the Equity Interests of the Company or redeemed or purchased any Equity Interests of the Company;

(vii)          the Company has not made any capital expenditures or commitments therefor in excess of $10,000 individually or $25,000 in the aggregate;

(viii)        the Company has not acquired any Person or business (whether by the acquisition of Equity Interests, the acquisition of assets, merger or otherwise);

(ix)             the Company has not entered into any or materially modified any existing employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer, member or employee of the Company;

(x)               the Company has not adopted, amended or terminated any Employee Plan or any Multiemployer Plan or increased any benefits under any Employee Plan or any Multiemployer Plan or granted or increased the amounts of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments;

(xi)             the Company has not amended or materially modified or authorized any amendment or material modification to the Organizational Documents of the Company;

(xii)          the Company has not introduced any change with respect to the operation of the Business, including the Company’s method of accounting or principles or practices for financial accounting;

(xiii)        the Company has not terminated, or amended or modified in any material respect, any material Contract or instrument of the Company;

(xiv)         the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Legal Proceeding in respect of Taxes or entered into any Contract in respect of Taxes with any Authority;

(xv)           the Company has not increased the compensation payable or paid, whether conditionally or otherwise, to A., any employee, consultant, independent contractor or agent other than in the ordinary course of business, or B., any director or officer of the Company or C., any Affiliate of Sellers or the Company;

(xvi)         no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) in writing the coverage of any claim pending under any liability policy or (ii) has provided any written notice of cancellation or any other indication that it plans to cancel any liability policy or raise the premiums or materially alter the coverage under any liability policy;

(xvii)      the Company has not written off as uncollectible any accounts receivable, materially modified or cancelled any material third-party Indebtedness or written up or written down any of its material assets or revalued its inventory; or

(xviii)    the Company has not entered into any Contract with respect to any of the matters referred to in this Section 4.5(c).

(d)               The Company has no Liabilities except for (i) Liabilities reflected on and reserved against in the face of the Interim Financial Statements and (ii) that have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and are not, individually or in the aggregate, material to the Company.

Section 4.6 Material Contracts.

(a)               Section 4.6 of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts (including descriptions thereof in the case of oral Contracts) to which the Company is currently party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i)                 each Contract of the Company involving annual consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company either without penalty or with less than 90 days’ notice;

(ii)              all Contracts with third-party vendors that require the Company to purchase its total requirements of any product or service from such third-party vendor;

(iii)            all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or environmental liability of any Person;

(iv)             all Contracts that relate to the acquisition or disposition of any Person, Equity Interests in any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)               all broker, distributor, dealer, manufacturer’s representative, franchise, or agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party, other than customer agreements entered into in the ordinary course;

(vi)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or with less than 90 days’ notice;

(vii)        except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company, and other than customer agreements entered into in the ordinary course;

(viii)        all Contracts that by their terms limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)             any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement between the Company and a third party;

(x)               all Contracts between or among the Company on the one hand and Sellers or any Affiliate of Sellers (other than the Company) on the other hand;

(xi)             any Contract concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(xii)          any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s current or former directors, shareholders, officers or employees, consultants or independent contractors;

(xiii)        any other Contract that is material to the operation of the Business and not previously disclosed pursuant to this Section 4.6.

(b)               Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any material right or obligation or the loss of any benefit thereunder. Sellers have made available to Parent complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 4.7 Clients and Suppliers. Section 4.7 of the Disclosure Schedule sets forth a correct and complete list of the top 15 most significant clients (determined by dollar amount of revenue for the 12 months ended December 31, 2020 and 3 months ended March 31, 2021). Since March 31, 2021, no such client has canceled or otherwise terminated, threatened to cancel or otherwise terminate, its relationship with the Company. Since March 31, 2021, none of Sellers or the Company has received any written notice that any such client may cancel or otherwise modify or limit its relationship with the Company, or its usage or purchase of the services of the Company either as a result of the Transaction contemplated hereby or otherwise.

Section 4.8 Indebtedness. Section 4.8 of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and accrued and unpaid interest as of the Closing Date. All Indebtedness to the Company owed by Sanderina II, LLC dba US Fantasy shall be repaid prior to Closing.

Section 4.9 Title and Sufficiency of Assets; Real Property.

(a)               The Company has sufficient title to all assets, or a valid leasehold interest in, easement or right to use, all of its properties and assets reflected in the Financial Statements and those acquired since the Latest Balance Sheet Date (except properties and assets disposed of in the ordinary course of business since the Latest Balance Sheet Date), and none of such properties and assets is subject to any liens other than Permitted Encumbrances. The properties and assets of the Company that are material to operate the Business as currently conducted by the Company are in good operating condition, normal wear and tear excepted. Since January 1, 2018, there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the properties and assets of the Company. The properties and assets of the Company are sufficient for Parent to carry on the Business from and after the Closing Date in the same manner as presently carried on by the Company.

(b)               The Company does not own any real property. Section 4.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other occupancy agreements under which the Company leases or otherwise occupies real property (each, as the same has been amended, a “Real Property Lease”) and the address of the real property subject to each Real Property Lease (each, a “Leased Real Property”). Prior to the date hereof, Sellers have provided Parent access to a true, correct and complete copy of each Real Property Lease, including all amendments, extensions, renewals, guaranties relating to each Real Property Lease, and each Real Property Lease constitutes the entire agreement between the Company, on the one hand, and each landlord, subtenant or sublandlord, on the other hand, with respect to the Leased Real Property. Assuming good title in the respective landlords, subtenants or sublandlords, each Real Property Lease is a valid and binding obligation of the Company, is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Legal Proceeding at Law or in equity) and neither the Company, nor any counterparty to any Real Property Lease is in material breach, violation or default under any Real Property Lease and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or any counterparty thereto. The Company has a valid leasehold interest in and to the Leased Real Property free and clear of liens other than Permitted Encumbrances.

(c)               The Company is not a sublessor or grantor under any sublease or other Contract granting to any other Person the right to possess, lease or occupy the Leased Real Property.

(d)               There is no pending or threatened, (i) appropriation, condemnation or like action materially affecting the Leased Real Property or (ii) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(e)               All of the land, buildings, structures and other improvements leased, licensed or otherwise used or occupied by the Company in the conduct of the Business are included in the Leased Real Property.

Section 4.10 Compliance with Laws; Regulatory Approvals, Permits.

(a)               (i) The Company is, and at all times has been, in compliance with all Laws applicable to the Company or the assets, or operation of the business, of the Company, except for any non-compliance that has, or would reasonably be expected to, with the passage of time, not have a Material Adverse Effect, (ii) the Company has not at any time received any notice, whether written or oral, alleging any noncompliance by the Company with respect to any such Laws, and (iii) no investigation by any Authority regarding a violation of any such Laws is pending or threatened.

(b)               All material Permits required for the Company to conduct its business as currently conducted have been obtained by the Company. All Permits of the Company are valid and in full force and effect, and the Company is, and at all times has been, in compliance with all such Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits. The sale of the Membership Interests to the Parent will not revoke, suspend or limit such Permits. All such Permits will continue in full force and effect after giving effect to the Closing and the Transaction contemplated hereby and by the other Transaction Documents.

Section 4.11 Legal Proceedings; Governmental Orders.

(a)               Except as set forth in Section 4.11(a) of the Disclosure Schedule, there is no Legal Proceeding pending or threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company or the Business), or (ii) against the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transaction contemplated by this Agreement, and, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.

(b)               (i) Section 4.11(b) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Orders applicable to the Company or the assets, or operation of the business, of the Company, and (ii) the Company is in material compliance with the terms of each such outstanding Order.

Section 4.12 Tax Matters.

(a)               All Tax Returns required to be filed by, or on behalf of, the Company on or prior to the date hereof are true, correct and complete in all material respects, have been prepared in compliance with all applicable Laws, and have been duly and timely filed (taking into account any applicable extensions);

(b)               The Company has paid all Taxes that were due and payable by the Company on or prior to the date hereof, including all disputed Taxes for which the Company is seeking a refund, and each of the Sellers has paid all income Taxes that were due and payable on or before the date hereof with respect to such Seller’s allocable share of the Company’s income, gains, deductions and credits;

(c)               All Taxes which the Company is required by Law to withhold and/or collect at or prior to Closing have been withheld or collected and paid over, in each case, in a timely manner, to the proper Taxing Authorities.

(d)               The Company has made available to Parent correct and complete copies of all Tax Returns filed by or on behalf of the Company with respect to its 2019 and 2020 fiscal years, and all examination reports and statements of deficiencies assessed against or agreed to by the Company;

(e)               No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against the Company or against any Seller with respect to the Seller’s allocable share of the Company’s income, gains, deductions and credit. Neither the Company nor any Seller is the subject of any audit or other proceeding in respect of payment of Taxes for which the Company may be directly liable and no such proceeding has been threatened. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Company other than a valid extension of time for the Company to file its Tax Returns for the 2019 tax year or the payment by, or assessment against, the Company for any Tax for which the Company may be directly or indirectly liable, and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding other than a valid application for extension of time for the Company to file its Tax Returns for the 2019 tax year;

(f)                No Legal Proceedings have been asserted or are threatened against the Company in respect of any Tax for which the Company may be liable;

(g)               [Reserved.];

(h)               None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code; none of the assets of the Company directly or indirectly secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code; and there are no liens for Taxes as of the Closing Date upon any of the assets of the Company, except for statutory liens for Taxes not yet due or delinquent;

(i)                 The Company is a disregarded entity for U.S. federal income tax purposes and all applicable corresponding state and local income Tax purposes;

(j)                 (i) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, and (ii) the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;

(k)               The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return;

(l)                 No claim has ever been made by a Taxing Authority in writing against the Company in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction or such Taxing Authority;

(m)             Section 4.12(m) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns relating to the Business;

(n)               The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or similar provision of state, local or foreign law);

(o)               The Company has not been notified in writing of any Tax claims, audits, or examinations that are proposed or pending with respect to the Company or the Business. No closing agreement or similar binding agreement relating to Taxes has been entered into by the Company with respect to the Business. No written notice of any unpaid assessment relating to Taxes has been received by the Company with respect to the Business; and

(p)               There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

Section 4.13 Intellectual Property.

(a)               Section 4.13 of the Disclosure Schedule contains a true, correct and complete list (showing in each case the applicable registered owners and registration or application number) as of the Closing Date, of all Registered Intellectual Property. All Registered Intellectual Property that is material to the conduct of the Business is subsisting, valid and enforceable. The Company exclusively owns or licenses or otherwise has sufficient rights to use, the Intellectual Property that is used in the conduct of the Business as it is currently conducted or anticipated to be conducted as of the Closing Date, free and clear of all liens (other than Permitted Encumbrances).No Person has infringed upon or misappropriated any Owned Intellectual Property, nor has the Company infringed upon or misappropriated any Intellectual Property of any other Person. The Company has not received written notice that it has infringed upon or misappropriated any Intellectual Property of any other Person or that any Owned Intellectual Property is invalid or unenforceable. The consummation of the Transaction contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of any Intellectual Property right of the Company in or to any Owned Intellectual Property.

(b)               Sellers and the Company have taken commercially reasonable steps to protect and maintain any trade secrets contained in the Owned Intellectual Property. All registration, renewal and maintenance fees in respect of the Registered Intellectual Property which were due prior to the Closing Date have been duly paid.

(c)               All current employees, independent contractors, or service providers of the Company who contributed to the development of any Owned Intellectual Property used in connection with the Business have assigned all ownership of such Owned Intellectual Property to the Company or such Owned Intellectual Property is owned by the Company as a “work for hire”.

(d)               The Company has the rights to use all domain names currently used for the Business, each of which is listed on Section 4.13 of the Disclosure Schedule.

Section 4.14 Employee Plans.

(a)               Section 4.14(a) of the Disclosure Schedule sets forth a list of all material Employee Plans. None of the Employee Plans has undergone within the last six years or is undergoing an audit or investigation (nor has notice been received of a potential audit or examination) by either the IRS, the United States Department of Labor or any other Authority.

(b)               With respect to each Employee Plan, complete and correct copies of the following documents have been made available to Parent, to the extent applicable: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Employee Plan and, in the case of any Employee Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) the three most recent annual reports on Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) the nondiscrimination testing results for the past three plan years; (v) the most recent IRS determination letter and any pending application with respect to each such Employee Plan which is intended to qualify under Section 401(a) of the Code; and (vi) for the last three years, all material correspondence with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, SEC or any other Authority regarding the operation or the administration of any Employee Plan, other than correspondence relating to matters in the ordinary course of business.

(c)               With respect to each Employee Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code; (ii) no Legal Proceedings (other than routine claims for benefits) are pending or threatened; (iii) all material premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the Closing Date have been made or properly accrued in accordance with US GAAP; (iv) all material reports, returns and similar documents required to be filed with any Authority or distributed to any plan participant have been duly filed or distributed; and (v) no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in a material liability to the Company or Parent or any of its Affiliates.

(d)               With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened and, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e)               No Employee Plan is nor was within the past six years, nor do any Seller, the Company or any of their ERISA Affiliates have or reasonably expect to have any liability or obligation under, (i) an employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; or (ii) a Multiemployer Plan.

(f)                The execution and delivery of this Agreement and the consummation of the Transaction contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, officer or director of the Company to severance pay, (ii) result in any payment from the Company or any of the Company’s Affiliates becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of the Company, (iii) increase any benefits otherwise payable under any Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of the Company’s Affiliates to any current or former employee, officer, director or consultant of the Company or (v) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the Company’s right to administer, amend or terminate any Employee Plan.

(g)               The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby will not (either alone or in combination with another event) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)               No Employee Plan provides health, medical, or death benefits to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or as required to avoid the excise Tax under Section 4980B of the Code, or coverage mandated by any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(i)                 The Company and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to material penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws.

(j)                 Each Employee Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No payment pursuant to any Employee Plan or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or other equity award, would subject any person to Tax pursuant to Section 409A of the Code.

Section 4.15 Employees; Employee Relations.

(a)               The Company has provided the Parent an accurate list of all persons who are directors, officers, employees, independent contractors or consultants of the Company as of the Closing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position, if applicable (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Closing Date have been paid in full or accrued for on the applicable balance sheet of the Company or are payable pursuant to Article II hereof. No current officer or Key Employee of the Company has given written notice to the Company that such person intends to terminate his or her employment with the Company.

(b)               There are no Legal Proceedings currently pending against the Company or threatened, arising out of any Laws pertaining to employment or employment practices as such Laws pertain to any current or former employee of the Company. Except as provided in Section 4.15(b) of the Disclosure Schedule, the Company is not currently subject to any settlement or consent decree with any present or former employee, employee representative or any Authority relating to claims of discrimination or other claims in respect to employment practices and policies; and the Company is not currently subject to any Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company specifically. The Company has not received written notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company with respect to or relating to such Laws, and no such investigation is in progress. The Company has not incurred in the three years prior to the Closing Date, and will not incur as a result of Sellers’ execution of this Agreement, any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar applicable state laws.

Section 4.16 Accounts Receivable. All accounts receivable, unbilled invoices and costs in excess of billings (collectively, “Receivables”) reflected on the Latest Balance Sheet and in the records and books of account of the Company since the Latest Balance Sheet Date through the Closing Date as being due to the Company have arisen in the ordinary course of business, represent enforceable obligations to the Company arising from sales actually made or services actually performed by the Company in the ordinary course of business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Closing Date) and are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the Latest Balance Sheet Date in the amount or collectability of the Receivables due to the Company or the related provisions or reserves from that reflected in the Latest Balance Sheet. Section 4.16 of the Disclosure Schedule contains a complete and correct list of all Receivables as of the Latest Balance Sheet Date, which list sets forth the aging of each Receivable. Except as set forth on Section 4.16 of the Disclosure Schedule, (i) No account debtor or note debtor is delinquent for payments in excess of $2,500 or for more than 90 days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) no account debtor or note debtor is insolvent or bankrupt.

Section 4.17 Insurance.

(a)               Section 4.17 of the Disclosure Schedule sets forth a correct and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement from January 1, 2017 through the Closing Date.

(b)               All such insurance policies are in full force and effect; all premiums due thereon have been paid by the Company through the Closing Date; and the Company is otherwise in material compliance with the terms and provisions of such policies. Furthermore: (i) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangement threatened; (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements; (iii) the Company has not received any notice from any of its insurance carriers that any insurance premiums will materially increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect; and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting the Company.

Section 4.18 No Illegal Payments, Etc. Neither the Company nor any of its officers, managers, employees, agents or members has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, client, governmental official or employee or other Person in order to obtain favorable treatment for the Company (or assist in connection with any actual or proposed transaction with the Company) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any Legal Proceedings or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose on behalf of the Company or as part of the duties of their employment with the Company.

Section 4.19 Books and Records. The Books and Records and other financial records of the Company (i) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in all material respects in accordance with good business and accounting practices. All transactions of the Company have been accurately and correctly recorded in the Books and Records of the Company. At the Closing, all of the Books and Records of the Company will be in the possession or control of the Company.

Section 4.20 Bank Accounts and Powers of Attorney. Section 4.20 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Section 4.20 of the Disclosure Schedule. Except as disclosed on Section 4.20 of the Disclosure Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

Section 4.21 Related Party Transactions. There are no Related Party Transactions currently in effect or that were entered into (whether or not still in effect) since January 1, 2017, other that payments or other consideration in connection with a Seller’s employment by the Company or under Employee Plans.

Section 4.22 Broker or Finder. No agent, broker, investment banker or financial advisor will be entitled to any broker’s or finder’s fee or commission in connection with the Transaction contemplated under this Agreement.

Section 4.23 Privacy and Data Security. The Company and the conduct of the Business are in material compliance with, and have been in material compliance with, all Data Privacy and Security Requirements. The Company has implemented and maintained a security plan which implements and monitors commercially reasonable administrative, technical, and physical safeguards reasonably designed to ensure that Personal Data within the Company’s possession or control is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse (such plans, collectively, the “Security Practices”). The Company’s Security Practices conform, and at all times have conformed, in all material respects with any public information security statements made by the Company. Except as set forth on Section 4.23 of the Disclosure Schedules, there have not been any actual, alleged or suspected incidents of data security breaches, unauthorized access or use of any of the Company Software or business systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. There have not been any claims, allegations, investigations, inquiries, or complaints (whether by a Governmental Authority or any other Person) relating to Data Privacy and Security Requirements. The Transaction will not result in any liabilities in connection with any Data Privacy and Security Requirements.

Section 4.24 No Untrue Statements. No representation or warranty or other statement made by Company or a Seller in this Agreement, the Disclosure Schedule, any other Transaction Document or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement or otherwise contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 4.25 Exclusivity of Representations. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), in the Transaction Documents and any certificate delivered in accordance herewith, none of the Company, the Sellers or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Company or the Sellers, or any of their respective Affiliates, including with respect to the Membership Interests or their respective assets and liabilities, and Sellers hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Sellers, the Company, or any other Person.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Sellers that the statements in this Article V are true and correct as of the Closing Date. Furthermore, Parent will deliver its Disclosure Schedule by no later than seven (7) days after the date hereof.

Section 5.1 Organization and Business; Power and Authority; Non-Contravention.

(a)               Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and possesses full corporate right, power and authority to own, lease and operate its assets as now owned or leased and operated, and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned, leased or operated by Parent requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Parent.

(b)               Parent has full power and authority to enable it to execute and deliver, and to perform its obligations under, this Agreement and each other Transaction Document to which it is a party and to consummate the Transaction contemplated hereby and thereby; and the execution, delivery and performance by Parent of this Agreement and each other Transaction Document to which it is a party have been duly authorized by all requisite corporate action on the part of Parent. This Agreement and such other Transaction Documents have been duly executed and delivered by Parent and constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms.

Section 5.2 No Conflicts; Consents.

(a)               Neither the execution, delivery or performance by Parent of this Agreement or any Transaction Document to which Parent will be a party, nor the consummation of the Transaction contemplated hereby and thereby, will (with or without notice or lapse of time or both):

(i)                 conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Parent or any resolutions adopted by the board of directors of Parent;

(ii)              conflict with or result in a violation of, or give any Authority or other Person the right to challenge any of the Transaction contemplated hereby or exercise any remedy or obtain any relief under, any Law or Order applicable to Parent or the assets, or operation of the business, of Parent;

(iii)            A. conflict with or result in a violation or breach of, B. constitute a default or an event that (with or without notice or lapse of time or both) would constitute a default under, C. result in the acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or D. require the consent of, or the giving of notice to, any other Person under, any Contract to which Parent is a party or is bound or to which any of the properties or assets of Parent are subject, or any Permit affecting the properties, assets or business of Parent; or

(iv)             result in the creation or imposition of any lien on any properties or assets of Parent.

(b)               No consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transaction contemplated hereby and thereby.

Section 5.3 Broker or Finder. No agent, broker, investment banker or financial advisor engaged by or on behalf of Parent or any of its Affiliates is or will be entitled to a broker’s or finder’s fee or commission in connection with the Transaction contemplated hereby or the execution, delivery or performance of this Agreement.

Section 5.4 Issuance of Securities. The Parent Common Stock is duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, and free and clear of all liens, encumbrances and rights of refusal of any kind.

Section 5.5 Capitalization. The capitalization of the Parent is as set out in its SEC Reports. Parent has, and until issuance of the Post-Closing Stock Consideration, shall maintain, a number of authorized but unissued shares of Parent Common Stock sufficient to issue the Stock Consideration, and upon issuance thereof, such shares shall be fully paid, validly issued and non-assessable shares of Parent Common Stock. The Stock Consideration will be subject to dilution post-Closing in exactly the same manner as the other then issued and outstanding shares of Parent Common Stock.

Section 5.6 Legal Proceedings. There are no Legal Proceedings pending or, to Parent’s knowledge, threatened against or by Parent that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

Section 5.7 SEC Reports; Financial Statements. Since December 31, 2020, Parent has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

Section 5.8 Listing. The Parent Common Stock is listed on Nasdaq. Except as set forth in the SEC Reports, Parent has not received any oral or written notice that the Parent Common Stock is ineligible or will become ineligible for listing on Nasdaq nor that Parent Common Stock does not meet all requirements for the continuation of such listing.

Section 5.9 Material Changes; Undisclosed Events; Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent Form 10-K, Form 10-Q or Form 8-K filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Parent’s financial statements pursuant to US GAAP or disclosed in filings made with the SEC, (iii) the Parent has not altered its method of accounting, (iv) the Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Parent has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Parent equity compensation plans and (vi) no officer or director of the Parent has resigned from any position with the Parent. The Parent does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Parent Common Stock contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Parent or any Subsidiary or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Parent under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 4 business days prior to the date that this representation is made.

Section 5.10 Reporting Company; Listing and Maintenance Requirements. Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has the Parent received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Reports, the Parent has not, in the 12 months preceding the date hereof, received notice from any trading market on which the Parent Common Stock is or has been listed or quoted to the effect that the Parent is not in compliance with the listing or maintenance requirements of such trading market.

Section 5.11 Compliance. Neither the Parent nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Parent or any Subsidiary under), nor has the Parent or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 5.12 No Conflicts; Consents. Except as set forth in Section 5.13 of the Disclosure Schedule, no consent, permit, declaration or filing with, or notice to, any Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transaction contemplated hereby and thereby.

Section 5.13 Parent Financial Statements; Absence of Certain Changes; Undisclosed Liabilities.

(a)       The SEC Reports contain true, correct and complete copies of the following financial statements (collectively, the “Parent Financial Statements”):

(i)       the audited balance sheet of the Parent as of December 31, 2019 and 2020, and the related statements of operations for the fiscal period then ended (the “Parent Annual Financial Statements”); and

(ii)       the unaudited balance sheet (the “Parent Latest Balance Sheet”) of the Company, dated as of March 31, 2021 (the “Parent Latest Balance Sheet Date”) and the related unaudited statements of operations for the three-month period then ended (the “Parent Interim Financial Statements”).

(b)       The Parent Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete in all material respects, and have been prepared in accordance with US GAAP applied on a consistent basis throughout the applicable periods involved, subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments (which are not, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially from those presented in the Parent Annual Financial Statements). The Parent Financial Statements are based on the books and records of the Parent (which books and records are in turn accurate, correct and complete in all material respects), and fairly present in all material respects the financial condition of the Parent as of the respective dates they were prepared and the results of the operations of the Parent for the periods indicated. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of financial statements in accordance with US GAAP and to maintain accountability for earnings and assets.

(c)       Since the Parent Latest Balance Sheet Date, there has been no Material Adverse Effect on the Parent.

(d)       The Parent has no Liabilities except for (i) Liabilities reflected on and reserved against in the face of the Parent Interim Financial Statements and (ii) that have been incurred in the ordinary course of business consistent with past practice since the Parent Latest Balance Sheet Date and are not, individually or in the aggregate, material to the Parent.

Section 5.14 Compliance with Laws; Regulatory Approvals, Permits.

(a)       (i) The Parent is, and at all times has been, in compliance with all Laws applicable to the Parent or the assets, or operation of the business, of the Parent, except for any non-compliance that has, or would reasonably be expected to, with the passage of time, not have a Material Adverse Effect, (ii) the Parent has not at any time received any notice, whether written or oral, alleging any noncompliance by the Parent with respect to any such Laws, and (iii) no investigation by any Authority regarding a violation of any such Laws is pending or threatened.

(b) All material Permits required for the Parent to conduct its business as currently conducted have been obtained by the Parent. All Permits of the Parent are valid and in full force and effect, and the Parent is, and at all times has been, in compliance with all such Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits. The purchase of the Membership Interests by the Parent will not revoke, suspend or limit such Permits. All such Permits will continue in full force and effect after giving effect to the Closing and the Transaction contemplated hereby and by the other Transaction Documents.

Section 5.15 Legal Proceedings; Governmental Orders.

(a)       Except as set forth in Section 5.15(a) and Section 5.15(b) of the Disclosure Schedule, there is no Legal Proceeding pending or threatened (i) against or by the Parent affecting any of its properties or assets (or by or against any Affiliate thereof and relating to the Parent or its business), or (ii) against the Parent or any Affiliate of the Parent that challenges or seeks to prevent, enjoin or otherwise delay the Transaction contemplated by this Agreement, and, there are no presently existing facts or circumstances that would constitute a reasonable basis therefor.

(b)       (i) Section 5.15(b) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Orders applicable to the Parent or the assets, or operation of the business, of the Parent, and (ii) the Parent is in material compliance with the terms of each such outstanding Order.

Section 5.16 Tax Matters.

(a)       All Tax Returns required to be filed by, or on behalf of, the Parent on or prior to the date hereof are true, correct and complete in all material respects, have been prepared in compliance with all applicable Laws, and have been duly and timely filed (taking into account any applicable extensions);

(b)       The Parent has paid all Taxes that were due and payable by the Parent on or prior to the date hereof, including all disputed Taxes for which the Parent is seeking a refund;

(c)       All Taxes which the Parent is required by Law to withhold and/or collect at or prior to Closing have been withheld or collected and paid over, in each case, in a timely manner, to the proper Taxing Authorities.

(d)       The Parent has made available to Sellers correct and complete copies of all Tax Returns filed with respect to the Parent with respect to its 2019 and 2020 fiscal years, and all examination reports and statements of deficiencies assessed against or agreed to by the Parent;

(e)       No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against the Parent. The Parent nor any Affiliate thereof is not the subject of any audit or other proceeding in respect of payment of Taxes and no such proceeding has been threatened. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Parent or the payment by, or assessment against, the Parent for any Tax for which the Parent may be directly or indirectly liable, and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding;

(f)       No Legal Proceedings have been asserted or are threatened against the Parent in respect of any Tax for which the Parent may be liable;

(g)       None of the assets of the Parent are “tax-exempt use property” within the meaning of Section 168(h) of the Code; none of the assets of the Company directly or indirectly secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code; and there are no liens for Taxes as of the Closing Date upon any of the assets of the Company, except for statutory liens for Taxes not yet due or delinquent;

(h)       The Parent is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, and (ii) the Parent has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;

(i)       Up to and including the 2019 fiscal year of the Parent, the Parent has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return;

(j)       No claim has ever been made by a Taxing Authority in writing against the Parent in a jurisdiction where the Parent does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction or such Taxing Authority;

(k)       Section 5.16(k) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Parent currently files Tax Returns relating to the Business;

(l)       The Parent is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or similar provision of state, local or foreign law);

(m)       The Parent has not been notified in writing of any Tax claims, audits, or examinations that are proposed or pending with respect to the Parent or its business. No closing agreement or similar binding agreement relating to Taxes has been entered into by the Parent with respect to its business. No written notice of any unpaid assessment relating to Taxes has been received by the Parent with respect to its business; and

(n)       There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

Section 5.17 Privacy and Data Security. The Parent and the conduct of its business are in material compliance with, and have been in material compliance with, all Parent Data Privacy and Security Requirements. The Parent has implemented and maintained a security plan which implements and monitors commercially reasonable administrative, technical, and physical safeguards reasonably designed to ensure that Personal Data within the Parent’s possession or control is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse (such plans, collectively, the “Security Practices”). The Parent’s Security Practices conform, and at all times have conformed, in all material respects with any public information security statements made by the Parent. Except as set forth on Section 5.18 of the Disclosure Schedules, there have not been any actual, alleged or suspected incidents of data security breaches, unauthorized access or use of any of the Parent Software or business systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. There have not been any claims, allegations, investigations, inquiries, or complaints (whether by a Governmental Authority or any other Person) relating to Parent Data Privacy and Security Requirements. The Transaction will not result in any liabilities in connection with any Parent Data Privacy and Security Requirements.

Section 5.18 No Untrue Statements. No representation or warranty or other statement made by Parent in this Agreement, the Disclosure Schedule, any other Transaction Document or any certificate or other document furnished or to be furnished to Sellers pursuant to this Agreement or otherwise contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 5.19 Exclusivity of Representations. Except for the representations and warranties contained in this Article V (as modified by the Parent Disclosure Schedule), in the Transaction Documents and any certificate delivered in accordance herewith, none of the Parent or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Parent or any of its Affiliates, and Parent hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Parent, the Company, or any other Person.

ARTICLE VI.

COVENANTS

Section 6.1 Operation and Management of Business.

(a)               Following the Closing and through the end of the Earnout Period, the Parties agree that the Business will be conducted in the ordinary course, except as may be consistent with the provisions of this Section 6.1. Parent acknowledges and agrees that the covenants set forth in this Section 6.1(a) are intended to enable Sellers to manage the Business in such a manner as to maximize Net Income during the Earnout Period and receive payment equal to the Full Earnout Amount, and that Sellers would not have entered into this Agreement or sold and transferred the Membership Interests to Parent in the absence of the covenants set forth in this Section 6.1.

(b)               Throughout the Earnout Period:

(i)                 Parent shall permit Victor J. Salerno to maintain his position as President of the Company and Bob Kocienski to maintain his position as Chief Executive Officer of the Company, being as the senior-most executive officers of the Company, subject to the terms of their respective Employment Agreements.

(ii)              Parent shall permit Sellers to continue to manage all aspects of the Business, subject only to Parent’s right to approve the matters set forth in Section 6.1(c) below, including without limitation all matters in relation to retention or termination of Company management-level employees, selecting and managing new and existing customer engagements, marketing and promoting the Company’s services, and managing the Company’s office facilities and administrative operations.

(iii)            Parent shall not cause any asset of the Company to be assigned or transferred out of the Company, including by way of a distribution or dividend to Parent or its Affiliates, or any Company Assets to be pledged or otherwise become subject to any lien (other than Permitted Encumbrances); provided however that Parent may cause the Company to distribute Excess Cash to Parent not more than once per calendar quarter. “Excess Cash” means any Cash held by the Company that Sellers and Parent, acting reasonably and in good faith, mutually agree is not required to support the Company’s operations or fulfill Parent’s earnout obligations during the next two calendar quarters in accordance with the Approved Budget.

(c)               Sellers agree not to cause the Company to undertake any of the following without the prior written approval of Parent, not to be unreasonably withheld, conditioned or delayed (which shall be deemed given if so stated in a written or electronic communication from Parent’s Chief Executive Officer):

(i)                 Adopt a budget for the Company’s ongoing or next subsequent fiscal year (any such budget, once approved by Parent, is referred to herein as the “Approved Budget”) or modify by more than $25,000 any line item included in the Approved Budget for any fiscal year;

(ii)              Incur any capital expenditure or other expense not contemplated in the Approved Budget in an amount exceeding $10,000 in any instance or $50,000 in the aggregate in any fiscal year;

(iii)            Hire, terminate or make compensation decisions for any officer or employee with annual base salary compensation in excess of $100,000;

(iv)             Enter into any new, or materially modify the existing, Real Property Lease;

(v)               Incur Indebtedness in an amount exceeding $25,000 in the aggregate in any fiscal year;

(vi)             Cause any Company Assets to be pledged or otherwise become subject to any Encumbrance (other than Permitted Encumbrances);

(vii)          Make any material change to the Company’s Organizational Documents;

(viii)        Issue any Equity Interest; or

(ix)             Enter into any Contract or commitment in respect of any of the matters set forth in the foregoing clauses (i)-(viii).

Section 6.2 Agreement to Cooperate; Access and Information. If and for so long as Parent or the Company is actively contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Company or the Business relating to periods prior to the Closing Date, Sellers will cooperate in the contest or defense and provide such testimony as may be required by the Company or the Parent in connection with the contest or defense at the cost and expense of Parent (unless and to the extent Parent is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne by Sellers).

Section 6.3 Tax Matters.

(a)               Responsibility for Filing Tax Returns for Periods through Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date that relate to Pre-Closing Tax Periods, and Parent shall permit Sellers to review and comment on each such Tax Return with respect to a Pre-Closing Tax Period at least ten days prior to filing and shall make such revisions as are reasonably requested by Sellers; provided, however, that notwithstanding the foregoing, (i) Sellers shall prepare or cause to be prepared and file or cause to be filed all income or gross or net proceeds or receipts Tax Returns for the Company that are filed after the Closing Date that relate to Tax periods ending on or before the Closing Date (a “Pre-Closing Period Income Tax Return”), which shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law, and (ii) Sellers shall permit Parent to review and comment on each such Tax Return at least ten days prior to filing. If Parent disputes any item on such Pre-Closing Period Income Tax Return, it shall notify the Sellers in writing prior to the expiration of said 10-day period of such disputed item (or items) and the basis for its objection. If Parent does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Income Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive for purposes of this Section 6.3(a). Parent and the Sellers shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Income Tax Return. If Parent and the Sellers cannot resolve any disputed item(s), the item in question shall be resolved by the Independent Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 6.3(a). The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Sellers. The Sellers shall timely fill all such Pre-Closing Period Income Tax Returns; provided, however, if any such Pre-Closing Period Income Tax Return is filed after the Closing Date and the Sellers are not authorized to execute and file such Pre-Closing Period Income Tax Return by applicable Law, Parent shall execute and file (or cause to be filed) such Pre-Closing Period Income Tax Return (as finally determined pursuant to this Section 6.3(a)) with the applicable Taxing Authority.

(b)               Cooperation on Tax Matters. Parent and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns by the Company pursuant to this Agreement and any audit, Legal Proceeding or other proceeding with respect to any Taxes for which the Company or the Sellers may be liable pursuant to this Agreement (including any liability of the Sellers pursuant to Article VII of this Agreement). Such cooperation shall include the retention and (upon the other Party’s reasonable and timely request) the provision of Company records and information which are reasonably relevant to any such audit, litigation or other proceeding and making Company employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent such books and records are not transferred to Parent at or following Closing, Sellers agree to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company or its assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Parent and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Company (including, with respect to the Transaction contemplated hereby).

(c)               Certain Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid in equal amounts by Parent and Sellers when they become due. The Party legally responsible for filing any Tax Return with respect to each applicable Transfer Tax shall file all necessary Tax Returns and other documentation with respect to such Transfer Tax and, if required by applicable law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in obtaining any available exemptions with respect to Transfer Taxes, and to otherwise minimize the amount of any Transfer Taxes due.

(d)               Allocation of Straddle Period Tax. For purposes of determining the amount of Taxes that are attributable to the Pre-Closing Tax Period with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period (excluding any increase in Taxes for the period as a result of the transfer of the Membership Interests pursuant to this Agreement) multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, including any Nevada modified business tax or commerce tax for the 2021 taxable year, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(e)               Tax Contests. Parent shall deliver a written notice to the Sellers in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Parent or the Company) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses, if any (the “Tax Claim Notice”).

(i)                 With respect to Tax Contests for Taxes of the Company for a taxable period ending on or before the Closing Date, the Sellers may elect to assume and control the defense of such Tax Contest by written notice to Parent within sixty (60) days after delivery by Parent to the Sellers of the Tax Claim Notice. If the Sellers elect to assume and control the defense of such Tax Contest, Sellers (A) shall bear their own costs and expenses, (B) shall be entitled to engage its own counsel and (C) may (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner, and Parent shall (and shall cause its Affiliates including the Company) to cooperate with the Sellers in pursuing such Tax Contest (including by providing appropriate powers of attorney and executing any and all agreements, instruments and other documents that are necessary or appropriate in connection with the settlement or compromise of any Tax Contest). If the Sellers elect to assume the defense of any Tax Contest, the Sellers shall keep Parent reasonably informed of all material developments and events relating to such Tax Contest, and Parent shall have the right to participate in (but not control) the defense of such Tax Contest at its own cost and expense.

(ii)              In connection with any Tax Contest that relates to Taxes of the Company for a taxable period ending on or before the Closing Date that the Sellers do not elect to control pursuant to Section 6.3(e)(i), such Tax Contest shall be controlled by Parent (at its own cost and expense) and the Sellers agree to cooperate with Parent in pursuing such Tax Contest, provided, however, that none of Parent or its Affiliates (including the Company) shall enter into any settlement or compromise with respect to any such Tax Contest that relates to Taxes of the Company for a taxable period ending on or before the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any Tax Contest that is described in this Section 6.3(e)(ii) and controlled by Parent, Parent shall keep the Sellers reasonably informed of all material developments and events relating to such Tax Contest and, at their own cost and expense, the Sellers shall have the right to participate in (but not control) the defense of such Tax Contest.

(iii)            Parent and the Sellers shall jointly control (at each Party’s own cost and expense) all Tax Contests relating to Straddle Periods of the Company. The Parties agree to cooperate with each other in pursuing any such Tax Contest (including by Parent providing or causing to be provided powers of attorney) and neither Parent nor the Sellers shall (or shall permit any of their Affiliates including the Company) to settle a Tax Contest relating to a Straddle Period of the Company without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)                 Exclusivity. Notwithstanding anything to the contrary contained in this Agreement, Section 6.3(f) shall be the exclusive means by which a Party to this Agreement may seek indemnification relating or attributable to Taxes or Tax Returns (except for any breach or inaccuracy of any representation relating to Taxes set forth in Section 4.12, which shall be governed exclusively by Section 7.5).

(g)               Limitation on Actions. Without the prior written consent of the Sellers, Parent will not (and will not permit the Company or Affiliate of Parent, to), in respect of any Pre-Closing Tax Period of the Company:

(i)                 Make, revoke or amend any election relating to Taxes, including any election under Section 338(g) of the Code, or pursuant to Treasury Regulations Section 301.7701-3 with an effective date earlier than two (2) days after the Closing Date;

(ii)              amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Returns;

(iii)            extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency;

(iv)             settle or compromise any Tax Contest; or

(v)               initiate discussions or examinations with any Taxing Authority with respect to Taxes.

Section 6.4 Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the contemplated Transaction, and to submit promptly any additional information requested by any such Governmental Body.

Section 6.5 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or any rules or requirements of any stock exchange or regulatory or other supervisory body or authority of competent jurisdiction, no Party to this Agreement shall make any public announcements in respect of this Agreement or any other Transaction Document or the Transaction contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.6 [Reserved].

Section 6.7 Restrictive Covenants.

(a)               Acknowledgement. Sellers acknowledge (i) the covenants of the Sellers set forth in this Section 6.7 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Parent would not have entered into this Agreement, (ii) this Section 6.7 shall not be affected by performance or nonperformance of any other provision of this Agreement by the Parent, and (iii) the covenants set forth in this Section 6.7 are reasonable (with respect to scope, duration and otherwise) and are necessary to protect and preserve the Business. Moreover, the Sellers agree that if the scope of any covenant set forth in this Section 6.7 shall be held to be too broad to be enforceable under Delaware law, then such covenant shall only be enforceable to the extent allowed under Delaware law and any unenforceable part of such covenant shall be deemed not to be contained in such covenant.

(b)               Retention of Key Employees. Upon the consummation of the contemplated Transaction, the Key Employees set forth in Exhibit B will enter into Employment Agreements with the Company. Each Company Employment Agreement shall contain provisions for each Key Employee’s compliance with his post-employment obligations, including without limitation the proprietary information, confidentiality, non-competition, non-solicitation and non-disparagement obligations set forth in such Company Employment Agreement for the duration of the Earnout Period and customary termination for cause clauses in employment agreements use by the Parent from time to time. The Employment Agreements will become effective upon the Effective Time of the Transaction and remain in effect for the duration of the Earnout Period. The Employment Agreements will be automatically renewed every three years until the death or incapacitation or retirement of the Key Employee unless terminated by either party with notice.

(c)               Company Non-Solicitation. The Company and Sellers agree that, during the Pre-Closing Period:

(i)	Neither the Company nor any of any of the Sellers shall, nor shall it or they authorize any of their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 6.7(c)(i), the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.7(c)(i) by the Company for purposes of this Agreement.

(ii)	If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(iii)	The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company provided to such Person.

Section 6.8 Further Assurances. From and after the Closing, each of the Parties hereto shall, and shall cause its Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transaction contemplated hereby and thereby.

Section 6.9 D&O Indemnifications. From and after the Closing Date, Parent shall not, and shall cause the Company not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director, manager or officer of the Company at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified under any applicable Law, the organizational documents of the Company, or contractual indemnification agreements in place and disclosed to Parent, as applicable, as they existed as of the Closing Date, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring) or Legal Proceedings, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a director, manager or officer of the Company or any of the Company Subsidiaries prior to the Closing Date.

ARTICLE VII.

INDEMNIFICATION

Section 7.1 Survival Period.

(a)               Subject to the other terms and conditions of this Article VII, each of the representations and warranties set forth in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive (together with any right to assert a claim under Section 7.2(a) or Section 7.3(a), as applicable) the Closing and the consummation of the Transaction contemplated hereby and shall expire on the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in (i) Section 3.1, Section 3.2, Section 4.1, Section 4.2, Section 4.4 and Section 4.22 shall survive (together with any right to assert a claim under Section 7.2(a)) indefinitely (the representations and warranties specified in this clause (i) the “Fundamental Representations”) and (ii) Section 4.12 and Section 4.13 shall survive (together with any right to assert a claim under Section 7.2(a)) until one (1) year after the Closing Date.

(b)               Each of the covenants and other agreements contained in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive (together with any right to assert a claim under Section 7.2(b) or Section 7.3(b), as applicable) the Closing and the consummation of the Transaction contemplated hereby until the later of the expiration of (i) its term and (ii) the applicable statute of limitations.

(c)               Notwithstanding anything to the contrary herein, (i) any Claim asserted pursuant to this Article VII by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 7.1(a) or Section 7.1(b) shall survive until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice shall extend the applicable survival period until such Claim is fully and finally resolved, irrespective of whether the Party delivering such Claim Notice has initiated any Legal Proceeding or otherwise taken any further action in connection with the matters constituting the basis for such claim.

Section 7.2 Sellers’ Indemnification Obligations. Subject to the other terms and conditions of this Article VII, from and after the Closing, Sellers’ Representatives shall indemnify, defend, save and hold each Parent Indemnitee harmless against and from, and shall pay and reimburse each of the Parent Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, resulting from or arising out of:

(a)               any material inaccuracy in or material breach of any representation and warranty made by the Seller contained in this Article III of this Agreement, or by Sellers’ Representatives in Article IV of this Agreement, any other Transaction Document or in any certificate or other instrument delivered by or on behalf of Sellers’ Representatives pursuant to this Agreement;

(b)               the material breach by the Seller of, or material failure of the Seller to comply with or fulfill, any of the covenants or obligations under this Agreement (including Seller’s obligations under this Article VII);

(c)               any Transaction Expenses not discharged on or prior to the Closing, to the extent such Transaction Expenses are not included in the computation of Final Working Capital;

(d)               any Pre-Closing Taxes, to the extent such Pre-Closing Taxes are not included in the computation of Final Working Capital; and

(e)               any ERISA Affiliate Liability arising prior to Closing.

Section 7.3 Parent’s Indemnification Obligations. Subject to the other terms and conditions of this Article VII, from and after the Closing, Parent shall indemnify, defend, save and hold each Seller Indemnitee harmless against and from, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, resulting from, arising out of or relating to:

(a)               any material inaccuracy in or material breach of any representation and warranty made by Parent in this Agreement, in any other Transaction Document or in any other certificate or instrument delivered by or on behalf of Parent pursuant to this Agreement; and

(b)               any breach by Parent of, or failure by Parent to comply with or fulfill, any of the covenants or obligations under this Agreement (including Parent’s obligations under this Article VII) or any other Transaction Document.

Section 7.4 Limitation and Other Matters Relating to Indemnification.

(a)               Sellers shall not be liable for any indemnification obligations pursuant to Section 7.2(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.2(a) equals $25,000, (the “Seller Basket”), and once the Seller Basket is met, Sellers shall be responsible for all Losses from the first dollar, including all Losses that comprised a portion of the Seller Basket, up to a maximum aggregate amount of Losses equal to $400,000 (the “Liability Cap”). Notwithstanding anything herein to the contrary, neither the Seller Basket nor the Liability Cap will apply (i) in the case of fraud, intentional misrepresentation or willful misconduct, (ii) with respect to Sellers’ indemnification obligations pursuant to any other provision of Section 7.2 other than Section 7.2(a), (iii) with respect to any breach of or inaccuracy in the representations set forth in Section 4.12 or (iv) with respect to any breach of or inaccuracy in any Fundamental Representation.

(b)               Parent shall not be liable for any indemnification obligations pursuant to Section 7.3(a) until the aggregate amount of Losses with respect to matters referred to in Section 7.3(a) equals $25,000 (the “Parent Basket”), and once the Parent Basket is met, Parent shall be responsible for all Losses from the first dollar, including all Losses that comprised a portion of the Parent Basket, up to a maximum aggregate amount of Losses equal to the Liability Cap. Notwithstanding anything herein to the contrary, neither the Parent Basket nor the Liability Cap will apply with respect to the matters in Section 7.3(b) or in the case of fraud, intentional misrepresentation or willful misconduct.

(c)               Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing, or (ii) waived any breach of representation or compliance with any covenant.

(d)               Subject to the procedures and other limitations set forth in this Section 7.4, upon written notice to Sellers specifying in reasonable detail the basis therefor, Parent may set off any amount to which it may be entitled from Sellers under this Agreement against the Earnout Period Installments, if in Parent’s favor. The exercise of such right of setoff by Parent in good faith and in accordance with the provisions of this Article VII, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between Parent or any of its Affiliates and Sellers or any of their Affiliates. Neither the exercise nor failure to exercise such right of setoff will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if Parent sets off an amount pursuant to this Section 7.4(e) and it is later finally mutually determined by the Parties or pursuant to Legal Proceeding that such setoff amount was in excess of the amount which Sellers owed to Parent hereunder, then Parent shall pay such excess amount to Sellers as promptly as practicable.

Section 7.5 Indemnification Procedures.

(a)               All third-party claims for indemnification pursuant to this Article VII shall be made in accordance with the procedures set forth in this Section 7.5(a). A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article VII (an “Indemnified Party”) shall give the Person against whom the Claim is asserted (the “Indemnifying Party”) written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than a Parent Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Legal Proceeding, provided, however, that (1) no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is adversely prejudiced by such failure and (2) the right to indemnification of an Indemnified Party in connection with any Third-Party Claim shall not accrue until such Indemnified Party receives notice of the assertion or commencement of a Legal Proceeding in connection with such Third-Party Claim.

(b)               With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) that seeks any injunctive or other equitable relief against the Indemnified Party, (ii) that seeks monetary damages the amount of which would reasonably be expected to exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder, or (iii) that relates to or arises in connection with any criminal Legal Proceeding. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 7.5(b)), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of Parent and Sellers shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

(c)               Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that no such consent shall be required if such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(d)               Notwithstanding anything to the contrary in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 6.3(e) and not this Section 7.5. For the avoidance of doubt, Section 6.3(e) shall be the exclusive process by which a Party to this Agreement may seek indemnification relating or attributable to Taxes or Tax Returns and the provisions of this Section 7.5 shall not apply to any such indemnification except as provided in Section 6.3(f).

Section 7.6 Time for Payment of Claims; Insurance; Treatment of Indemnification Payments. Except as otherwise set forth in this Article VII, any amount owing by any Person pursuant to this Article VII shall be paid within ten Business Days after the final, non-appealable determination of such amount. The amount which an Indemnifying Party is required to pay to an Indemnified Party pursuant to this Section 7.6 shall be reduced by any insurance proceeds actually received by the Indemnified Party that actually reduce the amount of the Loss (net of any costs, expenses, premiums or taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof, and costs incurred in seeking such collection of proceeds)); provided, that the Indemnified Party shall not be required to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, further, that the existence of a claim by an Indemnified Party for insurance or against a third party in respect of any Loss shall not delay any payment pursuant to the indemnification provisions contained in this Section 7.6 and otherwise determined to be due and owing by an Indemnifying Party. Notwithstanding the foregoing, if an Indemnifying Party pays an Indemnified Party an amount pursuant to this Section 7.6 which the Indemnified Party later actually recovers from insurance or another third party, the Indemnified Party shall promptly repay such amount to the Indemnifying Party, less the costs of recovery. All amounts paid by Parent or Sellers pursuant to the indemnification provisions of this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes to the extent permitted by Law.

Section 7.7 Indemnification Exclusive Remedy.

(a)               Subject to Section 7.7(b), and except as provided in Section 7.5(d), from and after the Closing, the Parties acknowledge and agree that this Article VII shall be the sole and exclusive remedy of the Indemnified Parties, including Parent and Sellers, with respect to any claims for Losses for which indemnification is provided hereunder.

(b)               Notwithstanding anything to the contrary in this Agreement, nothing in this Article VII (including Section 7.4 and Section 7.7(a)) shall limit (i) the rights or remedies of any Person under this Agreement following the Closing Date based upon or in connection with fraud or intentional misconduct, (ii) any Party’s right to bring claims based on fraud or intentional misrepresentation with respect to this Agreement at any time following the Closing Date, or (iii) any Party’s right to obtain specific performance or other injunctive relief with respect to any such breach or alleged breach of any such covenant or agreement.

ARTICLE VIII.

TERMINATION

Section 8.1. Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders, unless otherwise specified below):

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company if the contemplated Transaction shall not have been consummated by July 15, 2021, unless otherwise extended by the Parties (subject to possible extension as provided in this Section 8.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the contemplated Transaction to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days by written notice to the other the Party and, provided further that the Parent and the Company shall act in good faith and will mutually agree to a reasonable extension or extensions of the End Date as may be reasonably required for each Party to fulfill its obligations under this Agreement prior to Closing;

(c)               by either Parent, on the one hand, or the Company and/or Sellers, on the other hand, if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the contemplated Transaction;

(d)               by the Company and/or Sellers, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or if any representation or warranty of Parent shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, including by way of Parent’s failure to timely deliver its Disclosure Schedule; provided that the Company and Sellers’ Representatives are not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or representations and warranties or breach by Parent is curable by the End Date by Parent, then this Agreement shall not terminate pursuant to this Section 8.1(d) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company or Sellers to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(d) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(d) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective);

(e)               by Parent: upon (i) the failure of Sellers to prepare and deliver an Estimated Closing Statement in the form and within the time as set out in Section 2.3(a), (ii) the failure of the Sellers’ Representatives to deliver their Disclosure Schedule within seven (7) days from the date of this Agreement or such Disclosure Schedule containing information not previously disclosed to Parent that constitutes a Material Adverse Effect on the Company, or (ii) a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Sellers’ Representatives or if any representation or warranty of the Sellers’ Representatives shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or

Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, ; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the representations and warranties or breach by the Sellers’ Representatives is curable by the End Date by such Sellers then this Agreement shall not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to such Sellers of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(e) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

8.2.       Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 5.3, Section 8.3, Section 9.1 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 8.3 shall not relieve any Party of any liability for fraud or for any willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3.       Expenses; Termination Fees. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the contemplated Transaction shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated. It is understood and agreed that all fees and expenses incurred or to be incurred by the Company or Sellers in connection with the contemplated Transaction and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company in cash at or prior to the Closing.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Fees, Expenses and Other Payments. All Transaction Expenses shall be borne solely and entirely by the Party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement.

Section 9.2 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be sent to such other person(s), address(es), email address(es) or facsimile number(s) as the Party to receive any such notice or communication may have designated by written notice to the other Party. Such notice shall be deemed given: (a) when received if delivered in person; (b) on the date of transmission if sent by facsimile, electronic mail or other wire transmission (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; (d) if sent domestically by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service; and (e) if sent internationally by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service.

If to the Parent:

Elys Game Technology, Corp.

611 Gateway Blvd. Suite 210

San Francisco, CA 98040

Attention: Matteo Monteverdi

Tel: (401) 369-1229

Email: m.monteverdi@elysgame.com

with a copy to (which shall not constitute notice):

Gracin & Marlow LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Attention: Leslie Marlow

Facsimile: (212) 208-4657

Email: lmarlow@gracinmarlow.com

with a copy to (which shall not constitute notice):

Beard Winter LLP

130 Adelaide St. W. Suite 701

Toronto, Ontario, Canada M5H 2K4

Attention: Julian Doyle

Tel: (416) 306-1771

Email: jdoyle@beardwinter.com

if to the Company, the Sellers and the Sellers’ Representatives:

Bookmakers Company US LLC

dba U.S. Bookmaking

107 East Warm Springs Road

Las Vegas, NV 89119

Attention: Terina Salerno, Legal Counsel

Tel: (702) 278-0485

Email: terina@usbookmaking.com

with a copy to (which shall not constitute notice):

Reid Rubinstein Bogatz, Attorneys at Law

Bank of America Plaza

300 South 4th Street, Suite 830

Las Vegas, NV 89101

Attention: Marc Rubinstein

Tel: (702) 417-3408

Facsimile: (702) 776-7900

Email: mrubinstein@rrblf.com

Section 9.3 Waivers; Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed, in the case of a waiver, by the Party against whom the waiver is to be effective, and, in the case of an amendment, modification, supplement or discharge, by Sellers and Parent. No delay on the part of any Party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any other Transaction Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any other Transaction Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Transaction Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 9.4 Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the Parties, with respect to the subject matter hereof.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 9.5 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, Parent may, without the prior written consent of Sellers, assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentences of this Section 9.5, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.6 Governing Law; Jurisdiction; Mandatory Mediation. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or the contemplated Transaction, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of Nevada or, to the extent such courts do not have subject matter jurisdiction, the United States District Court for the State of Nevada or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.2 of this Agreement Unless the circumstances warrant a Party to seek immediate, equitable relief, prior any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or the contemplated Transaction, the Parties shall submit the dispute to non-binding mediation. Either Party may commence such mediation by providing the other Party a written request for mediation, setting forth the subject of the dispute. The Parties shall use their commercially reasonable efforts to select a single mediator with knowledge and experience in the sports wagering business that is mutually satisfactory to both Parties. If the Parties cannot promptly agree on a mutually satisfactory mediator, the Parties shall request an alternative dispute resolution provider to promptly select the mediator. The mediation shall be conducted in Las Vegas, Nevada and every effort will be made to commence and conclude the mediation within sixty (60) days following the date that the mediator is selected. The costs of such mediation shall be borne by the Parties equally. If such mediation does not produce a satisfactory resolution of the dispute, then each Party shall be entitled to exercise its rights and remedies under this Agreement. Any applicable statutes of limitation or repose shall be tolled during the period between the selection of the mediator and thirty (30) days after the conclusion of the mediation.

Section 9.7 Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 9.8 Remedies. Except as otherwise provided in this Agreement, including without limitation Section 7.7 hereof, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy. The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 9.9 No Third-Party Beneficiaries. Except to the extent provided in Article VII (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Parent Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PARENT:

ELYS GAME TECHNOLOGY, CORP.

By: _/s/ Michele Ciavarella__
Name: Michele Ciavarella
Title: Executive Chairman

[Signature Page to U.S. Bookmaking Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS:

/s/ Victor J. Salerno
Witness	Victor J. Salerno

/s/ Bob Kocienski
Witness	Bob Kocienski

/s/ Robert Walker
Witness	Robert Walker

/s/ Farrell Drozd
Witness	Farrell Drozd

/s/ William M. Bigelow
Witness	William M. Bigelow

/s/ John F. Kocienski
Witness	John F. Kocienski

/s/ Edwin Spaunhurst
Witness	Edwin Spaunhurst

/s/ Louis Anthony De Felippis
Witness	Louis Anthony DeFelippis

/s/ Pennie Bigelow
Witness	Pennie Bigelow

[Signature Page to U.S. Bookmaking Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:

BOOKMAKERS COMPANY US LLC
Dba U.S. Bookmaking

/s/ Victor J. Salerno__
Victor J. Salerno, Manager

/s/ John Salerno__
John Salerno, Manager

/s/ Terina Salerno__
Terina Salerno, Manager

[Signature Page to U.S. Bookmaking Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS’ REPRESENTATIVES:

/s/Victor J. Salerno
Witness	Victor J. Salerno

/s/ Bob Kocienski
Witness	Bob Kocienski

[Signature Page to U.S. Bookmaking Membership Interest Purchase Agreement]

APPENDIX A

DEFINED TERMS

Definitions. As used herein, the following terms have the following meanings:

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

a.                   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

b.                  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Adjusted Cumulative EBITDA” means the adjusted cumulative EBITDA of the Company during the Earnout Period as set forth in Section 2.2

“Affiliate” and “Affiliated” means, with respect to any specified Person: (a) any other Person at the time directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person, (b) any officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company or similar Person, or any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust.

“Authority” means any governmental, regulatory, or administrative body, agency, commission, department, bureau, instrumentality, tribunal, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws.

“Books and Records” means all minute books, corporate records, books of account and accounting records of the Company, and listings of (i) all bank accounts, investment accounts and lock boxes maintained by the Company that references the names and addresses of the financial institutions where they are maintained and (ii) the names of all Persons that are registered with such financial institutions as authorized signatories to operate such bank accounts, investment accounts and lock boxes.

“Business” refers to the Company’s business consisting of a provider of sports wagering services such as design and consulting, turn key sports wagering solutions, and risk management.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in San Francisco, California are required or authorized by Law to be closed.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means all cash and cash equivalents (including marketable securities and short term investments) on hand or on deposit as of the applicable date (the amount of which shall be reduced by (i) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (ii) all escrowed cash or other restricted cash balances, including security deposits under leases).

“Closing Stock Consideration” means the number of shares of Parent Common Stock with an aggregate value of $6,000,000 (at the Parent Common Stock Price) issued to Sellers on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Employment Agreements” means, collectively, any Employment Agreements, as amended, by and between Bookmakers Company US, LLC and any Key Employee.

“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company that is necessary for or used in the business of the Company as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights.

“Company Registered IP” means all Company IP Rights that are owned by or exclusively licensed to the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

“Consideration” means the Closing Cash Consideration, the Closing Stock Consideration and the Earnout Period Installments which are payable by the Parent to the Sellers pursuant to the Agreement.

“Contracts” means all contracts, options, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, obligations, commitments and arrangements, whether written or oral, express or implied, in each case as amended from time to time.

“Current Assets” means the total of the Company’s current assets, which current assets shall include only the line items set forth on Exhibit D under the heading “Current Assets” and no other assets, and which for the avoidance of doubt shall exclude Cash.

“Current Liabilities” means the total of the Company’s current liabilities, which current liabilities shall include only the line items set forth on Exhibit D under the heading “Current Liabilities” and no other liabilities.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Control” and “Controlling” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting capital stock, by contract or otherwise.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Business systems or any Business data: (i) the Company’s own rules, policies, and procedures; (ii) all applicable laws, rules and regulations relating to privacy, data protection, or data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use and disposal of Personal Data; (iii) industry standards applicable to the industry in which the Business operates; and (iv) Contracts into which the Company has entered or by which it is otherwise bound.

“Disclosure Schedule” means the Disclosure Schedule dated as of the Closing Date and delivered by Sellers or Parent, as applicable, concurrently with the execution and delivery of this Agreement.

“dollars” and “$” are references to the lawful currency of the United States.

“Earnout” means that part of the Consideration that is determined by the Adjusted Cumulative EBITDA of the Company as set out in Section 2.2.

“Earnout Period” means the period commencing at Closing and ending on December 31, 2025.

“EBITDA Percentage” means an amount, expressed as a percentage, equal to (i) the sum of (a) Adjusted Cumulative EBITDA as finally determined pursuant to Section 2.2, minus (b) the Adjusted Cumulative EBITDA Target, divided by (ii) the EBITDA Target.

“Employee Plans” means each written or oral: employee benefit plan, agreement, program, policy and commitment (including “employee benefit plans” within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, restricted stock or other equity-based arrangement, severance, employment, termination, retention, consulting, change-of-control, bonus, incentive, deferred compensation, vacation, paid time off, fringe benefit or other benefit plans, agreements, programs, policies or commitments, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or to which any the Company makes or is required to make contributions or under which the Company has or could reasonably be expected to have any direct or indirect liability, contingent or otherwise.

“Employment Agreement” means an employment agreement to be executed by Key Employees and the Company, in the form attached hereto as Exhibit C.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is, or was at the relevant time, treated as a single employer under Sections 3(5) or 40001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Affiliate Liability” means any Liability of the Company under or in respect of any employee benefit plan pursuant to any statute or regulation that imposes Liability on a “controlled group” or similar basis, as a result of the Company being treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder, with respect to any other Person.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Indebtedness” means, with respect to any Person, without duplication (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) indebtedness evidenced by any note, bond, debenture or other debt instrument, (c) obligations under any interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments, (d) customer deposits, (e) any accrued interest, premiums, penalties, “breakage costs,” redemption fees, requirement to pay early, or other termination fees with respect to any of the foregoing types of obligations, (f) any performance bond, letter of credit or surety bond, in each case, solely to the extent drawn upon or payable and not continuing, or any bank overdrafts and similar charges, and (g) guarantee or assumption of any such indebtedness described in clauses (a) through (f) above or any debt securities of another Person. Notwithstanding the foregoing, for purposes of calculating Final Indebtedness, Closing Indebtedness and Estimated Indebtedness, “Indebtedness” shall not include any Current Liabilities to the extent included in Working Capital.

“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification under Article VII to another Person.

“Independent Accountant” means a nationally or regionally recognized accounting firm selected by mutual agreement of Parent and Sellers that has not performed accounting, Tax or auditing services for Parent, Sellers, the Company or any of their respective Affiliates during the past three years.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (and any embodiments thereof, e.g., graphics files or logo designs), (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) Software, (v) all trade secrets, research records, processes, procedures, sales plans, sales strategies, manufacturing formulae, know-how, blue prints, designs, plans, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (vi) all Internet addresses, sites, social media accounts and identifiers, domain names and numbers, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) any other intellectual property and proprietary rights of any kind, nature or description, and (ix) any copies of tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service of the United States.

“Key Employee” means, with respect to the Parent, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or President of such Party and, with respect to the Company, each of those persons listed on Exhibit B.

“Knowledge” means, with respect to the Sellers, the actual knowledge of Victor J. Salerno and, with respect to the Company, the actual knowledge of Victor J. Salerno and Bob Kocienski.

“Law” means any administrative, judicial, or legislative code, finding, law, interpretation, ordinance, policy statement, proclamation, regulation, requirement, rule, statute, or writ of any Authority or the common law.

“Legal Proceeding” means, with respect to any Person, any and all litigation or legal or other actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), subpoenas, requests for material information by or pursuant to the order of any Authority, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

“Liability” means any and all Indebtedness, liabilities, commitments, loss, damage, penalties, Taxes, expenses (including attorney’s fees and costs of investigation) or obligations, of any kind whatsoever, whether asserted or unasserted, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Proceeding or Order, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with US GAAP or disclosed in the notes thereto.

“Losses” means losses, damages, Liabilities, deficiencies, Legal Proceedings, judgments, interest, awards, penalties, fines, lost profits, or diminution in value, costs or expenses of whatever kind, including attorneys’ and accounting fees and expenses.

“Material Adverse Effect” means, with respect to the Company or Parent, as applicable, any effect or change that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, operations or conditions (financial or otherwise) of such Person, as context may require, taken as a whole, or on the ability of Sellers to consummate the Transaction contemplated herein; provided, however, that a Material Adverse Effect shall not include any such effects or changes to the extent resulting from (i) changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which such Person operates as a whole, (ii) the announcement or disclosure of the Transaction contemplated herein effected in accordance with the terms of this Agreement, (iii) any hurricane, earthquake or other natural disasters (including airport closures and/or delays as a result therefrom), (iv) any pandemic, including without limitation the COVID-19 pandemic, (v) general economic, regulatory or political conditions in North America, (vi) changes in accounting rules, (vii) changes in the North American debt or securities markets, (viii) military action or any act or credible threat of terrorism, (ix) changes in currency exchange rates or commodities prices, (x) changes in Law, or accounting rules or the enforcement, implementation or interpretation thereof, (xi) compliance with the terms of this Agreement, (xii) any act or omission of such Person taken with the prior consent of, or at the request of, the other Party, or (xiii) ) any failure of such Person to meet any internal or published financial or non-financial projections, forecasts, revenue, earning predictions or estimates (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been or would reasonably be expected to have a Material Adverse Effect); provided, that in the cases of clauses (i) - (x) above, such occurrence shall be taken into account to the extent it has a disproportionate impact on the business, results of operations, financial condition or assets of such Person compared to other companies operating in the industries in which such Person operates.

“Multiemployer Plan” means (i) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) any “multiple employer plan” within the meaning of the Code or ERISA.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Parent are listed.

“Net Income” for any fiscal year of the Company means the net income of the Company for such fiscal year determined in accordance with US GAAP and the Company’s regular accounting policies and procedures. Net Income shall be derived from the audited financial statements of the Company for the relevant fiscal year, or if audited financial statements have not been prepared for any such fiscal year as of May 31 of the next subsequent fiscal year, then from the unaudited profit and loss accounts of the Company for the relevant fiscal year, provided that in each case such Net Income shall be adjusted as follows:

(1)	minus extraordinary one-time gains, or plus extraordinary one-time losses, in each case that are unrelated to the Business as conducted in the ordinary course, including any consequences of purchase accounting amortization;
(2)	plus any overhead expenses allocated to the Company for services provided by Parent or its Affiliates, to the extent these exceed the Company’s historical cost of equivalent services, and plus any overhead expenses charged to the Company that are unrelated to its operations unless already included in the calculation of Adjusted Cumulative EBITDA;
(3)	minus revenue and plus expenses associated with any other business or operations acquired or established by the Company after Closing, unless Sellers have expressly consented in writing to acquiring or establishing such business or operations unless already included in the calculation of Adjusted Cumulative EBITDA; and
(4)	plus any taxes deducted from such Net Income that would not have been incurred but for the fact that the Company became affiliated with Parent.

“Orders” means any writ, order, judgment, injunction, decree, ruling or consent, whether temporary, preliminary or permanent, of or by an Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the contemplated Transaction, and (b) the Ordinary Course of Business for Company shall also include actions undertaken in connection with preparing to become an SEC reporting company listed on the Nasdaq.

“Organizational Documents” means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital or equity interests, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation or articles of organization, its limited liability company operating agreement, any agreements among members of such Person and similar agreements.

“Owned Intellectual Property” means the Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Parent Common Stock Price” means the 90-trading-day volume weighted average price for Parent Common Stock, as reported by Nasdaq or the New York Stock Exchange, immediately prior to, but not including, the applicable date.

“Parent Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Parent, to the conduct of its business, or to any of its business systems or its business data: (i) the Parent’s own rules, policies, and procedures; (ii) all applicable laws, rules and regulations relating to privacy, data protection, or data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use and disposal of Personal Data; (iii) industry standards applicable to the industry in which the Parent’s business operates; and (iv) Contracts into which the Parent has entered or by which it is otherwise bound.

“Parent Indemnitees” means Parent, its Affiliates and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, successors and assigns, and the term “Parent Indemnitee” means any one of the foregoing Parent Indemnitees.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, regulatory approval, exemptions, registrations, certificates, variances and similar rights obtained or required to be obtained from any Authority.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (iii) liens for Indebtedness reflected on the Latest Balance Sheet, which liens will be discharged as of or prior to Closing; and (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means any natural person, corporation, association, partnership, organization, business, limited liability company, firm, trust, joint venture, unincorporated organization or any other entity or organization, including an Authority.

“Personal Data” means information related to an identified or identifiable individual or device (such as name, street address, telephone number, e-mail address, financial account number, social security number, customer or account number, government-issued identifiers, online identifiers and any other data used or intended to be used to directly or indirectly identify, contact or precisely locate a person or device).

“PPP” means the Paycheck Protection Program under the CARES Act.

“PPP Lender” means any lender under any PPP Loan.

“PPP Loan” means any loan or other Indebtedness received by the Company under the PPP, including the loan in the principal amount of $304,169 pursuant to the Note dated May 5, 2020 made to Cross River Bank as PPP Lender.

“Pre-Closing Period” means the period commencing upon execution of this Agreement and ending on the Closing date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (i) any and all Taxes of, imposed on, or assessed against, the Company for any Pre-Closing Tax Period, (ii) any and all income Taxes of the Sellers in respect of their ownership interest in the Company (including, capital gains Taxes arising as a result of the Transaction contemplated by this Agreement and any withholding Taxes imposed on any payment to Sellers pursuant to this Agreement) for any Pre-Closing Tax Period, (iii) any Taxes for which the Company or any of its Subsidiaries (or any predecessor for the foregoing) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iv) any Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing, and (v) any Transfer Taxes for which the Sellers are responsible for pursuant to Section 6.3(c).

“Registered Intellectual Property” means all (A) registered patents and pending patent applications, (B) registered trademarks, tradenames, and service mark registrations and applications to register any trademarks therefor, (C) copyright registrations, and (D) internet domain name registrations, in each case to the extent used in connection with the Business and owned or purported to be owned by the Company.

“Related Party Transaction” means any Contract, agreement, arrangement or understanding between or among the Company or Sellers, on the one hand, and any Affiliates of Sellers or the Company, on the other hand.

“Representatives” means a Party’s Affiliates, officers, managers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents.

“SBA” means the U.S. Small Business Administration.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” means Sellers, their Affiliates and their respective directors, managers, officers, members, stockholders, partners, employees, agents, Representatives, lenders, and their respective successors and assigns, and the term “Seller Indemnitee” means any one of the foregoing the Seller Indemnitees.

“Software” means software that is developed, owned or licensed by the Company or the Parent, as the case may be.

“Stock Consideration” means the Closing Stock Consideration plus the shares of the Parent’s Common Stock issued to Sellers as fifty percent (50%) of the Earnout Period Installments.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Talent” means the Company's management team which includes experienced executives in the sports wagering industry.

“Tax Return” means all returns, consolidated or otherwise (including estimated returns, information returns, disclosures, elections, designations, reports, claims for refund, statements, declarations, withholding returns and any other forms or reports) or any other document required to be filed with or submitted to a taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” or “Tax” means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), escheat, fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Authority.

“Transaction Documents” means this Agreement, the Employment Agreements, the Registration Rights Agreement, and any and all other agreements, instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

“Transaction Expenses” means any fees, costs and expenses, whether accrued for or not, incurred by Sellers, the Company or their Representatives, or subject to reimbursement by the Company, in each case in connection with the Transaction contemplated hereby and by the other Transaction Documents (whether incurred prior to or after the date hereof) and not paid by the Company, Sellers or otherwise prior to the Closing, including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (c) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, severance, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee of the Company or any of its Affiliates as a result of the execution of any Transaction Document or in connection with the Transaction contemplated hereby; (d) the employer portion of any employment taxes (e.g., FICA) imposed on payments described in clause (c); (e) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the Transaction contemplated hereby; and (f) any financing termination or amendment fees or other amounts payable by the Company under the Closing Indebtedness.

“US GAAP” means United States generally accepted accounting principles as in effect on the date hereof consistently applied.

“Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company, calculated in accordance with the Working Capital Calculation. For avoidance of doubt, Transaction Expenses paid on the Closing Date that are accounted for in the calculation of the Closing Cash Consideration shall not be considered Current Liabilities of the Company for purposes of computing Working Capital.

“Working Capital Calculation” means the calculation of Estimated Working Capital set forth on Exhibit D.

APPENDIX B

GLOSSARY OF OTHER DEFINED TERMS.

The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location
“ACA”	Section 4.14(i)
“Adjusted Cumulative EBITDA Floor”	Section 2.2(a)
“Agreement”	Preamble
“Annual Financial Statements”	Section 4.5(a)
“Approved Budget”	Section 6.1(b)
“Arbitration Panel”	Section 2.7(d)
“Assignment and Assumption Agreement”	Section 2.5(b)(x)
“Claim”	Section 7.5(a)
“Claim Notice”	Section 7.5(a)
“Closing”	Section 2.5(a)
“Closing Cash Consideration”	Section 2.2(a)
“Closing Date”	Section 2.5(a)
“Closing Indebtedness”	Section 2.3(a)
“Closing Stock Consideration”	Section 2.2(a)
“Closing Working Capital”	Section 2.3(a)
“Company”	Recitals
“Company Budget”	Section 2.3(a)
“D&O Indemnified Person”	Section 6.9
“Disputed Items”	Section 2.3(b)
“Earnout Period Installments”	Section 2.2(a)
“Earnout Resolution Period”	Section 2.7(c)
“Earnout Review Period”	Section 2.7(b)
“Earnout Statement”	Section 2.7(a)
“EBITDA”	Section 2.2
“Effective Time”	Section 2.5(a)
“End Date”	Section 8.1(b)
“Estimated Closing Statement”	Section 2.3(a)
“Estimated Indebtedness”	Section 2.3(a)
“Estimated Working Capital”	Section 2.3(a)
“Excess Cash”	Section 6.1(b)
“Exchange Act”	Section 3.5(f)
“Final Cash”	Section 2.4(d)
“Final Indebtedness”	Section 2.3(d)
“Final Working Capital”	Section 2.3(d)
“Financial Statements”	Section 4.5(a)
“Full Earnout Amount”	Section 2.2(a)
“Fundamental Representations”	Section 7.1(a)
“HCERA”	Section 4.14(i)
“Health Care Reform Laws”	Section 4.14(i)
“Health Plan”	Section 4.14(i)
“Indemnified Party”	Section 7.5(a)
“Indemnifying Party”	Section 7.5(a)
“Independent Accountant Fees”	Section 2.3(c)
“Initial Closing Statement”	Section 2.3(a)
“Interim Financial Statements”	Section 4.5(a)
“Latest Balance Sheet”	Section 4.5(a)
“Latest Balance Sheet Date”	Section 4.5(a)
“Leased Real Property”	Section 4.9(b)
“Liability Cap”	Section 7.4(a)
“Material Contracts”	Section 4.6(a)
“Membership Interests”	Recitals
“Parties”	Preamble
“Post-Closing Seller Cash Consideration”	Section 2.2(a)
“Post-Closing Stock Consideration”	Section 2.2(a)
“Purchase Price”	Section 2.2(a)
“Parent”	Preamble
“Parent Annual Financial Statements”	Section 5.14
“Parent Basket”	Section 7.4(b)
“Parent Common Stock”	Recitals
“Parent Financial Statements”	Section 5.14
“Parent Interim Financial Statements”	Section 5.14
“Parent Latest Balance Sheet”	Section 5.14
“Parent Latest Balance Sheet Date”	Section 5.14
“Parent’s Position”	Section 2.3(c)
“Pre-Closing Period Income Tax Return”	Section 6.3(a)
“Real Property Lease”	Section 4.9(b)
“Receivables”	Section 4.16
“Sample Earnout Table”	Section 2.2(a)
“SEC Reports”	Section 5.7
“Securities Laws”	Section 3.3
“Security Practices”	Section 4.23
“Seller Basket”	Section 7.4(a)
“Sellers” “Sellers’ Representatives”	Recitals Preamble
“Sellers’ Bank Accounts”	Section 2.2(a)
“Sellers’ Objection”	Section 2.3(b)
“Sellers’ Position”	Section 2.3(c)
“Straddle Period”	Section 6.3(d)
“Tax Contest”	Section 6.3(e)
“Tax Claim Notice”	Section 6.3(e)
“Third-Party Claim”	Section 7.5(a)
“Transaction”	Recitals
“Transfer Taxes”	Section 6.3(c)

EXHIBIT A

SELLERS OF BOOKMAKERS COMPANY US LLC

MEMBERSHIP INTERESTS

Name	Percentage	Closing Cash	Closing Stock
	Held	Consideration	Consideration

Victor J. Salerno	68	$4,080,000	$4,080,000
Bob Kocienski	20	$1,200,000	$1,200,000
Robert Walker	5	$ 300,000	$ 300,000
Farrell Drozd	1	$ 60,000	$ 60,000
William M. Bigelow	2	$ 120,000	$ 120,000
John F. Kocienski	1	$ 60,000	$ 60,000
Edwin Spaunhurst	1	$ 60,000	$ 60,000
Louis Anthony DeFelippis	1	$ 60,000	$ 60,000
Pennie Bigelow	1	$ 60,000	$ 60,000

EXHIBIT B

LIST OF KEY EMPLOYEES OF THE COMPANY

Subject to the provisions of Section 6.7(b), the following sets forth a list of Key Employees of the Company and the mutually agreed Personnel Plan.

It is expressly agreed that the EBITDA Earnout is not compensatory in nature (but rather to protect the Parent’s significant investment in the Company).

Name	Term	Role
Victor J. Salerno	4	President
Bob Kocienski	4	CEO
Robert Walker	4	Dir. Bookmaking
John Salerno	4	Dir. Operations
Farrell Drozd	4	Sports Book Hub Manager

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated ●, 2021 and effective as of the Closing of the Transaction, is between ● (“Employee”) and Bookmakers Company US LLC dba U.S. Bookmaking, a Nevada limited liability company (the “Company”).

RECITALS

A.	The Company desires to secure the services of the Employee and the Employee desires to render services to the Company upon the terms and conditions hereinafter set forth.
B.	The Employee is a Key Employee of the Company, and the Company believes it to be in its best interests to attract, retain and motivate Key Employees and ensure continuity of management.
C.	The Company and the Employee desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Employee’s employment by the Company.

Now, therefore, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, the parties agree as follows:

I DEFINITIONS

1.1	Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following meanings when used in this Agreement with initial capital letters:
(a)	“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s parents, any descendants of such Person’s parents, the parents of such Person’s spouse and any descendants of the parents of such Person’s spouse (in each case, whether by blood, adoption or marriage). However, the term with respect to Company does not include Sanderina II, LLC dba US Fantasy.
(b)	“Agreement”: as defined in the introductory paragraph.
(c)	“Base Salary”: as defined in Section 2.4
(d)	“Board”: the Board of Managers of the Company.
(e)	“Business”: the business as conducted by the Company and its Affiliates includes the providing of leisure betting technology software and services and the retail distribution and sales of leisure betting products such as sports bets, lotto tickets, virtual sports bets, online poker and casino products through both physical land-based retail locations as well as online channels through websites and mobile devices.
(f)	“Cause”: (i) the neglect or failure by Employee to perform his duties in any material respect after reasonable notice and an opportunity to cure; (ii) the conviction of Employee of any felony or the plea by Employee of nolo contendere to any felony or offense evidencing moral turpitude; (iii) personally or on behalf of another Person, receiving a benefit relating to the Company or its Affiliates or its funds, properties, opportunities or other assets that is in material violation of a policy of the Company or applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by Employee to comply in any material respect with any written policy of the Company after reasonable notice and an opportunity to cure; (v) the willful material misstatement by the Employee of the financial records of the Company or its Affiliates or complicit actions in respect thereof; (vi) the willful failure to disclose material financial or other information to the [Chief Executive Officer] or any regulatory authority having jurisdiction over the Business; (vii) the material breach by Employee of any of the terms of this Agreement; or (viii) disparaging the Company, its Affiliates or their employees, or engaging in any conduct that would tend to materially harm their reputation. The term does not include statements made or opinions expressed by Employee on any subject prior to or after the date of this Agreement in any form or forum, including but not limited to social media posts regardless of how it offends currents standards of social justice or so-called “political correctness”, provided that such statements or opinions; (i) do not evidence moral turpitude of the Employee; (ii) are unrelated to the Company, its Affiliates and their Employees; (iii) are not in violation of any applicable laws; and (iv) do not disparage the Company, its Affiliates and their employees or would materially harm their reputation. Likewise, the term does not include statements made or opinions expressed by the Company to which the Employee fails or refuses to adopt, express, or publish as his own with regard to, relating to, directly or indirectly to, current standards of social justice or so called “political correctness.” provided that such exception does not qualify, limit or restrict the obligation of the Employee to comply in all material respects with any written policy of the Company.

(g)	“Chief Executive Officer”: the Chief Executive Officer of the Company.
(h)	“Closing”: as defined in the Purchase Agreement.
(i)	“COBRA”: Consolidated Omnibus Budget Reconciliation Act of 1985.
(j)	“Code”: as defined in Section 2.7(a)(iii).
(k)	“Commencement Date”: as defined in Section 2.1.
(l)	“Company”: as defined in the introductory paragraph.
(m)	“Company IP”: as defined in Section 3.4(a).
(n)	“Competitive Business”: as defined in Section 3.1(a)(i).
(o)	“Compensation”: as defined in Section 2.4.
(p)	“Confidential Information”: as defined in Section 3.3.
(q)	“Disability”: If the Company or Parent provides long-term disability insurance to its Employees generally, the term “Disability” shall have the meaning set forth in such plan regarding eligibility for long-term disability insurance; otherwise, the term “Disability” means a physical or mental incapacity as a result of which Employee becomes unable to continue to perform fully his duties hereunder for 60 consecutive calendar days or for shorter periods aggregating 120 or more days in any 12-month period or upon the determination by a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates selected by the Company that Employee will be unable to return to work and perform his duties on a full-time basis within 30 calendar days following the date of such determination on account of mental or physical incapacity. The Board’s determination, in its sole discretion, as to whether a Disability exists and the initial date of Disability shall be final and binding upon the parties.
(r)	“Earnout Period”: as defined in the Purchase Agreement.
(s)	“Employee”: as defined in the introductory paragraph.
(t)	“Exchange Act”: means the Securities Exchange Act of 1934, as amended.
(u)	“Employment Period”: as defined in Section 2.1.
(v)	“Good Reason”: except in connection with a termination of the Employee’s employment for Cause or due to death or Disability the occurrence of any of the following events, without the Employee’s consent: (i) a material adverse change to Employee’s positions, titles, offices, or duties following the Effective Date from those set forth in Section 2; (ii) a decrease in base salary or material decrease in Employee’s Incentive Compensation opportunity provided under this Agreement; (iii) a requirement that on a continuing basis Employee reports to anyone other than the position set forth in Section 2.2, provided that Employee may be required to report to the Board through the chairman or another Board member; (iv) relocating Employee’s place of employment by a distance of more than 30 miles without Employee’s consent; (v) Employee’s retirement from the Business after the Earnout Period; or (vi) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Employee for Good Reason under any of clauses (i) through (vi) shall not be considered effective unless Employee shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company and Employee actually terminates his employment within one (1) year following the initial occurrence of the event giving rise to Good Reason.
(w)	“Incentive Compensation”: as defined in Section 2.4(b).
(x)	“Initial Employment Term”: as defined in Section 2.1.
(y)	“Key Employee”: as defined in the Purchase Agreement.
(z)	“Parent”: means Elys Game Technology, Corp., a Delaware corporation.

(aa)	“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.
(bb)	“Purchase Agreement”: means the Membership Interest Purchase Agreement between the Parent, the Company, the Sellers (as defined therein) and the Sellers’ Representatives (as defined therein) dated as of July 1, 2021.
(cc)	“Release”: as defined in Section 2.7(g).
(dd)	“Section 409A”: as defined in Section 4.21.
(ee)	“Specified Employee”: as defined in Section 4.21(d).
(ff)	“Termination Date”: as defined in Section 2.1.
(gg)	“Transaction”: as defined in the Purchase Agreement.

II TERMS OF EMPLOYMENT

2.1	Employment Period. The term of this Agreement and Employee’s employment hereunder will commence on the Closing of the Transaction (the “Commencement Date”) and terminate on December 31, 2025 (the “Initial Employment Term”), unless sooner terminated in accordance with Section 2.7; provided however, that commencing on the first day after the expiration of the Initial Employment Term and on each anniversary of such date thereafter, Employee’s employment hereunder will automatically be extended for successive three-year periods unless either party gives written notice to the other, not less than 60 calendar days prior to the otherwise scheduled Termination Date, that such party does not want Employee’s term of employment so to extend. A non-renewal notice by the Company pursuant to this Section 2.1 shall be deemed to be a termination without Cause by the Company for purposes of this Agreement as of the end of the then period. A non-renewal notice by the Employee pursuant to this Section 2.1 shall be deemed to be a resignation by the Employee without Good Reason as of the end of the then period. The Initial Employment Term, as renewed by any additional successive one-year periods, is referred to herein as the “Employment Period,” and the date on which this Agreement terminates pursuant to this Section 2.1 or Section 2.7 is referred to herein as the “Termination Date.”
2.2	Duties During Employment Period. Employee will be employed by the Company as _____________ and will report directly to the [Chief Executive Officer]. In such capacity, Employee will perform such duties and exercise such powers as are reasonably assigned to Employee by the [Chief Executive Officer]. Employee agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations reasonably assigned to him by the [Chief Executive Officer] under the terms of this Agreement.
2.3	Activities During Employment Period. Employee will devote his full business time, energy, ability, attention and skill to her employment hereunder and to the business of the Company as conducted from time to time and, absent the prior written approval of the Chief Executive Officer, Employee will not engage in any other business activity, whether as an Employee, officer, director, consultant, independent contractor or otherwise, that would interfere with his duties and responsibilities pursuant to Section 2.2. Employee agrees to comply with all written policies of the Company throughout the Employment Period; provided, however, that if any such policy conflicts with the terms of this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, during the Employment, Employee may (i) participate in charitable, civic, educational, professional, community or industry affairs, and serve as a member of the boards of directors of for-profit and not-for-profit entities except that service on any board shall be subject to prior written consent of the Board for each individual board position which may be granted or denied in the Board’s sole discretion; and (ii) manage Employee’s personal investments, so long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.4	Compensation;
(a)	Salary. The Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary (which shall be paid in accordance with the normal payroll practices of the Company) (the “Base Salary”), as follows:
(i)	From the Commencement Date the Employee’s Base Salary shall initially be at the rate of US$_______ per annum.
(ii)	From January 1, 2022 the Employee’s Base Salary shall be at the rate of US$_______ per annum.
(iii)	Employee’s Base Salary shall be subject to review each year for possible increase by the Board in its sole discretion.
(iv)	Employee’s Base Salary may be increased by the Board at any time. Employee’s Base Salary may not be decreased from the amount in effect at any time without the consent of the Employee.
(b)	Incentive Bonus. The Employee shall participate in all standard bonus plans established by the Board for senior Employees, on a basis that is consistent with the level of participation by other senior Employees of the Company (“Incentive Compensation”). Such bonus plans shall in all cases have reasonably achievable objectives that are determined by the Board, in its sole discretion.
(c)	Equity Participation. The Board in its sole discretion may determine to grant the Employee awards under any stock option or equity-based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which the Company’s senior Employees are eligible. The level of the Employee’s participation in any such plan or arrangement, if any, shall be determined by the Board in its sole discretion. To the greatest extent permissible in accordance with applicable IRS regulations, options to acquire Company stock which may be granted to the Employee shall be in the form of qualified options. Any options which cannot be granted in the form of qualified options will be granted to the Employee as non-qualified options.
2.5	Benefits.
(a)	Medical and Welfare Benefits. Except as otherwise addressed in this Section 2.5, during the Employment Period, Employee (and, in the case of medical coverage, his dependents) shall be entitled to participate in any vacation, pension, medical, retirement and other benefit plans and programs generally available to the Company’s senior officers and directors, provided that Employee and his dependents meet all eligibility requirements under those plans and programs. Employee and his dependents shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans and programs at any time and without prior notice to the participants.
(b)	Perquisites and Other Benefits. During the Employment Period, the Employee shall be entitled to fringe benefits and perquisites comparable to those of other senior Employees of the Company. Such fringe benefits shall include, but not be limited to, 4 weeks of paid vacation per year, to be used in accordance with the Company’s paid vacation policy for senior Employees.
(c)	Business and Travel Expenses. During the Employment Period, the Company shall promptly pay or reimburse the Employee for all actual, reasonable and customary expenses incurred by the Employee in the course of his employment including but not limited to travel, entertainment, subscriptions and dues associated with the Employee’s membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in compliance with the Company’s policies as then in effect regarding the incurrence, substantiation and verification of business expenses, Employee is authorized to incur on behalf of the Company and the Company will pay or reimburse Employee for all reasonable expenses incurred in connection with the performance of Employee’s duties hereunder or for promoting, pursuing or otherwise furthering the Business of the Company, including Employee’s reasonable expenses for travel, meals, accommodation, entertainment and similar items.
2.6	Deductions and Withholdings. All amounts payable or that become payable and all benefits provided under this Agreement will be subject to any deductions and withholdings required by law.

2.7	Termination. Employee’s employment may be terminated at any time prior to the end of the Employment Period under the terms described in this Section 2.7, and the Employment Period shall automatically terminate upon any termination of Employee’s employment. For purposes of clarification, except as provided in Section 3.7, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans, grant agreements and programs under which such options, restricted stock units or other awards were granted on any termination of the Employment Period and Employee’s employment with the Company.
(a)	Termination by the Company without Cause or Resignation by Employee for Good Reason. The Company may terminate Employee’s employment at any time without Cause, for any reason or no reason, and Employee may terminate Employee’s employment for “Good Reason.” In the event that Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (and for the avoidance of doubt, not in the event of a termination pursuant to Section 2.7(b), (c), (d) or (e) or due to a notice of non-renewal by the Employee pursuant to Section 2.1), the Company shall pay the following amounts, and make the following other benefits available, to Employee:
(i)	the standard termination payments in compliance with the Company’s policies as then in effect, if any; including the reimbursement of expenses properly incurred by the Employee prior to the Termination Date; and
(ii)	an amount equal to one (1) times the sum of (A) Employee’s Base Salary and (B) an amount equal to the highest annual Incentive Compensation paid to Employee (if any) in respect of the two (2) most recent fiscal years of the Company, such amount under this clause 2.7(a)(ii) shall be payable monthly in equal installments over a period of twelve (12) months after such termination in accordance with Section 4.21; and
(iii)	if Employee elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, an amount equal to the monthly premiums for such coverage less the amount of employee contributions for similarly-situated active employees of the Company, which shall be payable to Employee monthly until the earlier of (A) twelve (12) months after the termination date, or (B) the date Employee becomes eligible to receive such coverage under a subsequent employer’s insurance plan for a period of twelve (12) months; provided, however, if the Company’s payment of the COBRA premium contributions as described herein would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), such monthly payments shall be taxable to Employee and Employee may, but is not required to, use such payment towards COBRA coverage; and
(iv)	except to the extent otherwise provided at the time of grant under the terms of any equity award made to Employee, full vesting of any unvested stock options and any unvested restricted stock units held by Employee immediately prior to such termination (provided that any such stock options (together with any other vested stock options) held by Employee will cease being exercisable upon the earlier of thirty (30) days after such termination and the scheduled expiration date of such stock options), and, in all other respects, all stock options, restricted stock units and other equity-based awards held by Employee shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that in the event such termination occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such stock options and/or restricted stock units is subject, such stock options and/or restricted stock units (as the case may be) will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such stock options and/or restricted stock units will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such stock options or restricted stock units will immediately be forfeited to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfied); provided, further, however, if necessary to comply with Section 409A, settlement of any such equity-based awards shall be made on the date that is six (6) months plus one (1) day following expiration of the Term.
(b)	Termination by the Company for Cause. The Company will have the right to terminate Employee’s employment hereunder for Cause upon written notice to Employee. Upon termination of the Employee’s employment in such circumstances, the Company will pay to Employee (i) accrued but unpaid Base Salary through the Termination Date and (ii) all expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Employee’s employment pursuant to this Section 2.7(b), except for the payments required by this Section 2.7(b), the Company will have no additional obligations to Employee hereunder or otherwise and, except as otherwise provided in this Agreement, this Agreement will terminate.

(c)	Termination by Death of Employee. If Employee dies during the Employment Period, the Company will pay to such Person or Persons as Employee may designate in writing or, in the absence of such designation, to the estate of Employee, the sum of (i) accrued but unpaid Base Salary earned prior to Employee’s death, and (ii) expenses incurred by Employee prior to his death for which Employee is entitled to reimbursement pursuant to Section 2.5(c) and (iii) one (1) times the Employee’s annual Base Salary at the time of his death. Such payment will be made within 45 calendar days following the date of Employee’s death. This Agreement in all other respects will terminate upon the death of Employee and all rights of Employee and his heirs, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.
(d)	Termination for Disability. The Company will have the right to terminate Employee’s employment hereunder at any time upon the Disability of Employee during the Employment Period. If Employee’s employment is terminated because of Employee’s Disability, the Company will pay to Employee the sum of (i) accrued but unpaid Base Salary prior to the Employee’s Disability, and (ii) all expenses incurred by Employee prior to her Disability for which Employee is entitled to reimbursement pursuant to Section 2.5(c) and (iii) one times the Employee’s annual Base Salary at the time of his disability. Such payment will be made within 45 calendar days following the date of Employee’s Disability. This Agreement in all other respects will terminate upon the Disability of Employee, except as otherwise provided in this Agreement.
(e)	Resignation by Employee for Any Reason other than Good Reason. Employee may resign for any or no reason upon 30 calendar days’ written notice. If Employee resigns for any reason other than Good Reason, the Company will pay to Employee (i) accrued but unpaid Base Salary through the Termination Date, and (ii) all expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Employee’s employment pursuant to this Section 2.7(e), except for the payments required by this Section 2.7(f), the Company will have no additional obligations to Employee hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.
(f)	Release. To be eligible for severance pay as described in Section 2.7(a), the Employee must execute a release of claims substantially in the form attached hereto as Exhibit A (the “Release”) in favor of the Company and its Affiliates, and deliver it to the Company such that it becomes irrevocable within 30 days after Employee’s termination of employment. If the period during which the Employee has discretion to execute or revoke the general release of claims straddles two taxable years of the Employee, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Employee actually delivers the executed general release of claims to the Company.
(g)	Suspension by the Company for Indictment; Administrative Leave. The Company will have the right to suspend Employee’s employment and right to Base Salary and other compensation pursuant to this Agreement upon the indictment of Employee for any felony until the final resolution of all proceedings with respect to such indictment. The Company will have the right to place Employee on administrative leave during the Employment Period if the Board determines in good faith that circumstances exist that would reasonably be expected to give rise to the Company’s ability to terminate this Agreement for Cause. While on administrative leave, Employee agrees to fully cooperate with the Company and the Board, and Employee will be entitled to receive his Base Salary, payable in accordance with Section 2.4.

III RESTRICTIVE COVENANTS

3.1	Non-competition and Non-solicitation.
(a)	The Employee agrees and acknowledges that, in connection with his employment with the Company, he has been and will continue to be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company and its Affiliates. The Employee further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a Competitive Business in any position comparable to the position he will hold with the Company under this Agreement. Accordingly, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Employee agrees that, while he is in the employ of the Company and for one (1) year, Employee will not, without the prior written consent of Company, for his own account or jointly with another, for or on behalf of any person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, Employee, consultant, sales representative or otherwise:
(i)	provide services the same as or substantially similar to those Employee provided while employed by Company to any business engaged, or which he reasonably knows is undertaking to become engaged, in a business that is in competition with the Business of the Company or its Affiliates (a “Competitive Business”) in any state in the United States where the Company or its Affiliates are carrying on the Competitive Business at the date of termination of employment; provided that Employee may purchase or otherwise acquire up to (but not in excess of) 2% of any class of securities of any Person, including a Competitive Business (but without otherwise participating in the activities of such Person), if such securities are listed on any national or regional securities exchange;
(ii)	directly or indirectly solicit, or assist in the solicitation of, any Person to whom the Company or any Affiliate sold or licensed or provided any products or services on, or during the two (2) year period prior to, the date of termination of employment, for the purpose of obtaining the patronage of such Person for the purchase of any competitive products or services, unless such Person had already terminated its business relationship with the Company or applicable Affiliate of the Company;
(iii)	directly or indirectly solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any Person who is, as of the date of termination of employment, or was within two (2) years prior to the date of termination of employment, a supplier of the Company or any Affiliate, including any actively sought prospective supplier of the Company or any Affiliate, for the purpose of inducing such supplier to cease doing business with the Company or any Affiliate, unless such supplier had already terminated its business relationship with the Company or applicable Affiliate of the Company; or
(iv)	directly or indirectly recruit solicit, encourage or assist in the solicitation of, for the purpose of offering employment to or hiring, any Person employed by the Company or any Affiliate (as an Employee, independent contractor or otherwise) unless, prior to any such solicitation, such person is no longer employed or engaged by the Company or any Affiliate.
(b)	The parties agree that the relevant public policy aspects of covenants not to compete and not to solicit have been discussed, and that every effort has been made to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Company’s and its Affiliates’ legitimate interests. The Employee acknowledges that, based upon his education, experience, and training, these non-compete and non-solicit provisions will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. The Employee further acknowledges that a narrower geographic limitation on the restrictive covenants than that set forth above would not adequately protect the Company’s legitimate business interests.
(c)	The Employee shall, on the Commencement Date, enter into a Key Employee Agreement Regarding Trade Secrets, Confidential Information, Inventions, Non-Betting And Non-Solicitation substantially in the form as Exhibit B attached hereto and the Employee agrees that the entering into such agreement is necessary to protect the interests of the Company, its Subsidiaries or Affiliates and is reasonable and valid in geographical and temporal scope and in all other respects.

(d)	If any provision of this Section 3.1, or the application of such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court or other tribunal of competent jurisdiction, such provision will, without any actions on the part of the parties to this Agreement, be modified to the least extent necessary to cause such provision to conform to the law as may be determined by such court or other tribunal, and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.
(e)	The restrictions contained in Section 3.1 are necessary for the protection of the business, goodwill and Confidential Information of the Company and its Affiliates and are considered by the Employee to be reasonable for such purposes. The Employee agrees that any material breach of Section 3.1 could cause the Company and its Affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, cease any severance payments being made to the Employee, and/or recover severance payments already made.
(f)	The existence of a claim, charge, or cause of action by the Employee against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.
(g)	The provisions of this Section 3.1 shall survive termination of this Agreement and apply regardless of the reason for the termination of the Employee’s employment.
3.2	Permitted Activities. For the avoidance of doubt, during and after the Employment Period, nothing contained in this Section 3 shall be construed to prohibit Employee from contacting business associates, customers or suppliers of the Company if such contact is not made for purposes of, and does not have the effect of, violating any of the provisions of this Section 3.
3.3	Survival. The provisions contained in this Section 3 will survive termination of this Agreement regardless whether such termination is initiated by the Company or the Employee.

IV MISCELLANEOUS

4.1	Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

If to the Company, to:

Elys Game Technology, Corp./Bookmakers Company US LLC

c/o Beard Winter LLP

130 Adelaide St. W, Suite 701

Toronto, Ontario, Canada M5H 2K4

Telephone No.: (416) 306-1771

Facsimile No.: (416) 593-7760

Attention: Julian L. Doyle, LLB

Email: jdoyle@beardwinter.com

with a copy to:

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone No.: (212) 907-6457

Facsimile No.: (212) 208-4657

Attention: Leslie Marlow, Esq.

Email: lmarlow@gracinmarlow.com

If to Employee, to the address for the Employee in the Company’s payroll records; or, in any case, to such other address or addresses as any such party may from time to time designate by like notice, and with copy (that shall not constitute notice) is to:

4.2	Amendments and Waivers,
(a)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)	No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
4.3	Code of Business Conduct. Employee shall, on the Commencement Date, acknowledge receipt of the Parent’s Code of Business Conduct (with Whistleblower Policy), a copy of which is attached hereto as Exhibit C, and agree, by signing the acknowledgment, to abide by such Code of Business Conduct (with Whistleblower Policy), as amended or supplemented from time to time.
4.4	Indemnification. The Company shall indemnify Employee to the fullest extent permitted under the Company’s Certificate of Organization or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Employee may be made a party by reason of Employee being an officer, director or employee of the Company or of any Affiliate of the Company. This provision shall survive termination of employment.
4.5	Expenses. Except as otherwise provided elsewhere in this Agreement, each party will pay all of their respective expenses incurred in connection with the negotiation of this Agreement, and, except as otherwise specified in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement.
4.6	Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided that except in accordance with the laws of descent and distribution with respect to Employee, neither party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the prior written consent of the other party.
4.7	No Third-Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto, and Affiliates of the Company, and their permitted assigns, , and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder.
4.8	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada without regard to the principles of conflicts of laws of such state.
4.9	Mediation.

Unless the circumstances warrant a party to seek immediate, equitable relief, prior any legal proceeding between any of the parties arising out of or relating to this Agreement, the parties shall submit the dispute to non-binding mediation. Either party may commence such mediation by providing the other party a written request for mediation, setting forth the subject of the dispute. The parties shall use their commercially reasonable efforts to select a single mediator with knowledge and experience in the sports wagering business that is mutually satisfactory to both parties. If the parties cannot promptly agree on a mutually satisfactory mediator, the parties shall request an alternative dispute resolution provider to promptly select the mediator. The mediation shall be conducted in Las Vegas, Nevada and every effort will be made to commence and conclude the mediation within sixty (60) days following the date that the mediator is selected. The costs of such mediation shall be borne by the parties equally. If such mediation does not produce a satisfactory resolution of the dispute, then each party shall be entitled to exercise its rights and remedies under this Agreement. Any applicable statutes of limitation or repose shall be tolled during the period between the selection of the mediator and thirty (30) days after the conclusion of the mediation.

4.10	Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement that is not subject to or resolved by mediation shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in the metropolitan area of the city where Employee is employed and each of the parties to this Agreement hereby irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party to this Agreement agrees that service of process on such party as provided in Section 4.1 of this Agreement will be deemed effective service of process on such party.

4.11	No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company or Employee under any other laws.
4.12	WAIVER OF JURY TRIAL. EACH OF THE EMPLOYEE AND THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.13	Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
4.14	Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.
4.15	Joint Drafting. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.
4.16	Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.
4.17	Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.
4.18	Certain Interpretive Matters. Unless the context requires otherwise, (i) words in the singular include the plural and vice versa, (ii) all reference to $ or dollar amounts will be to lawful currency of the United States, (iii) to the extent the term “day” or “days” is used, it will mean calendar days, (v) the words “herein,” “hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole, and (vi) the term “including” means “including without limitation.”
4.19	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
4.20	Full Understanding. Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney, and that to the extent, if any, that Employee desired, Employee utilized this right. Employee further represents and agrees that: (i) Employee has carefully read and fully understands all of the provisions of this Agreement; (ii) Employee is competent to execute this Agreement; (iii) Employee’s agreement to execute this Agreement has not been obtained by any duress and that Employee freely and voluntarily enters into it; and (iv) Employee has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

4.21	Section 409A.
(a)	The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Code and any final regulations and guidance promulgated thereunder and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code (“Section 409A”). If the Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, and the applicable guidance thereunder, the Company and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed upon Employee under Section 409A or any damages for failing to comply with Section 409A.
(b)	“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Employee’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(c)	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)	If a payment obligation under this Agreement or other compensation arrangement arises on account of Employee’s separation from service while Employee is a “Specified Employee” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following her death. Whenever a payment under this Agreement specifies a payment period with respect to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

{signatures are on the next page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BOOKMAKERS COMPANY US LLC dba U.S. BOOKMAKING

By:__________________

Name:

Title:

EMPLOYEE

_______________________________	_______________________________
Name: ●	Witness

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Bookmakers Company US LLC dba U.S. Bookmakers (the “Company”) and me dated as ●, 2021 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company and its subsidiaries, affiliates, parents, and members, managers and stockholders, together with each of those entities’ respective officers, directors, managers, members, stockholders, employees, agents, representatives, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, , or other such retirement plans or benefits, stock benefits or any other Employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which I and the Company are held jointly liable; (f) the right to any equity awards that vested prior to or because of the termination of my employment, and/or (g) any actions to enforce the Agreement.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

I further acknowledge that:

(1)	I first received this Release on the date of the Agreement to which it is attached as Exhibit A;
(2)	I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the thirtieth (30th) calendar day following my separation of employment;
(3)	I have carefully read and understand this Release;
(4)	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;
(5)	I understand that this Release is LEGALLY BINDING and by signing it I give up certain rights;
(6)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;
(7)	I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;
(8)	I have seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;
(9)	This Release includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(10)	This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Agreement.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:_______________________________	_______________________________
Employee:	Date signed

EXHIBIT B

ELYS GAME TECHNOLOGY, CORP./BOOKMAKERS COMPANY US LLC

KEY EMPLOYEE AGREEMENT REGARDING

TRADE SECRETS, CONFIDENTIAL INFORMATION, INVENTIONS,

NON-BETTING AND NON-SOLICITATION

This agreement (“Agreement”) is made this __th. day of____; by and between Elys Game Technology Inc., a Delaware corporation (the “Parent”), Bookmakers Company US LLC dba U.S. Bookmaking, a Nevada limited liability company (the “Company”) and _______ (“Employee”).

WHEREAS, the Company has made an offer of employment to Employee; and

WHEREAS, in making said offer, the Company informed Employee that s/he would be required to sign an Agreement regarding trade secrets, confidential information, inventions, non-betting and non-solicitation in consideration for becoming employed and compensated by the Company; and

WHEREAS, Employee acknowledges that the nature of his/her employment permits him/her to have access to certain trade secrets and confidential and proprietary information (collectively “Confidential Information”) belonging to the Company and the Parent; and

WHEREAS, Employee acknowledges that such information is, and shall always remain, the sole property of the Company or Parent, even if Employee terminates his/her employment, whether voluntarily or involuntarily, and that any unauthorized disclosure of this Confidential Information may be highly disadvantageous to the Company and/or the Parent and may adversely impact their respective or collective business interests; and

WHEREAS, Employee accepted the Company’s offer of employment and agreed to execute an Agreement regarding trade secrets, confidential information, inventions, non-betting and non-solicitation as set forth below.

NOW THEREFORE, in consideration for Employee’s employment with the Bookmakers Company US LLC, Employee, on the one hand, and the Company and the Parent, on the other, agree as follows:

1.	Definitions.

a.	“Trade Secrets and Confidential Information” – are defined as information, including but not limited to a formula, pattern, compilation, program, device, method, technique, process, algorithm, data base, or computer program, that (1) derives independent economic value, actual or potential, from not being generally known in the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The Company’s Trade Secrets and Confidential Information constitute any information or knowledge pertaining to the operation of its business, including, but not limited to:

•	Customer or Potential Customer names, addresses, email addresses, and telephone numbers;
•	Account or customer information, and prospective customer information, including, but not limited to:
•	Contact information for the media, entertainment industry, professional and collegiate sports organizations, buyers of sports statistical information;
•	Sports statistics industry needs and histories;
•	Business plans that would necessitate the need for additional and/or sports statistics information needs or products;
•	Any other personal or financial information of any account, customer, client, potential customer or referral;
•	Programs or models using the Company data, regardless of source, which is not generally available to the public;
•	Internal business records of the Company in relation to policies, marketing practices, user and operating manuals and procedures;
•	Sports statistics delivery critical process design including network topology;
•	Sales and marketing presentation materials;
•	The marketing database;
•	Product information;
•	Strategic business plans;
•	Arrangements between the Company and others to offer or enhance services and products;
•	Sales and marketing methodologies;
•	Provider network and information source relationships;
•	Cost and pricing policies; and
•	Information regarding the Company’s business practices.

b.	“Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials obtained by you in connection with your employment with the Company or provided to you by the Company, the Parent or by any entity or organization acquired by the Company or the Parent, or complied by you in any form or manner including information in documents or electronic devices, such as laptop or personal computers, electronic storage devices or media, cellular or smartphones, calendars, day timers, planners, personal digital assistants (“PDS’s”), or any other device.

c.	“Information” is intended to include, but is not limited to, the source code for any software, computer program, or any modification to same, including but not limited to all logic, structures, coding sheets, coding, functional specifications, program specifications comprising or contained in any software or computer program developed by the Company, whether in eye readable or machine readable form.

d.	“Customer” shall mean a person or entity that is a customer of the Company and/or the Parent.

e.	“Potential Customer” shall mean a person or entity who was the target of sales or marketing activity by the Company and/or the Parent.

2.	Trade Secrets and Confidential Information.

a.	During the course of Employee’s employment with the Company, Employee may acquire knowledge of Trade Secrets and Confidential Information, including Information relating to the business, business methods, and its Customers and Potential Customers, markets and agents of the Company and the Parent. The Company and the Parent consider the identity of their Customers and Potential Customers, the contact person for that Customer and Potential Customer, and any information related to business conducted between the Customer, Potential Customer, and the Company or the Parent to be trade secrets which are confidential and the sole and exclusive property of the Company and/or the Parent.

b.	Employee understands that all Records also constitute Trade Secrets of the Company and/or the Parent and that his/her obligations continue at all times during and after his/her employment. These records do not become any less confidential or proprietary because Employee may commit some of it to memory or because s/he may otherwise maintain them outside of the Company’s offices.

c.	Employee agrees that Trade Secrets and Confidential Information of the Company and/or Parent are to be used by Employee solely and exclusively, for the purpose of conducting authorized business on behalf of the Company. Employee is expected to keep such Trade Secrets and Confidential Information confidential and not to divulge or disclose this information except for that purpose. If Employee resigns or is terminated from his/her employment for any reason, Employee agrees to immediately return all Confidential Information, including Confidential Information maintained by Employee in his/her office, personal electronic devices, and/or at home, as well as Confidential Information provided to unauthorized third parties, and agrees not to further disclose or otherwise use said Confidential Information.

3.	Solicitation of Customers, Potential Customers and Employees.

In consideration for employment with the Company, Employee agrees that for a period of twelve (12) months following termination of Employee's employment with the Company for any reason, Employee will not interfere with the Company’s business by directly or indirectly soliciting an employee to leave the Company’s employ, by inducing any third party to sever the parties business relationship with the Company, or by soliciting business from any of the Company’s or the Parent’s Customers that are customers of Company and/or the Parent at the time of Employee’s termination of employment and with whom Employee either had direct contact or about whom Employee obtained information during the period of Employee’s employment with the Company or Potential Customers about whom Employee obtained Confidential Information during the one (1) year period preceding Employee’s termination of employment, or in the event Employee has been employed by the Company for less than one (1) year at the time of termination, during the period of Employee’s employment with the Company. This twelve (12) month limitation is not intended to limit the Company’s right to prevent misappropriation of its or the Parent’s Trade Secrets and Confidential Information beyond the twelve (12) month period.

4.	Inventions.

During the course of his/her employment, the Employee shall promptly disclose to the Company all inventions, discoveries, concepts, developments and innovations, conceived in whole or in part by the Employee or through assistance of the Employee, directly or indirectly. Such shall be disclosed whether conceived or developed during working hours or not, which: (a) Result from any work performed on behalf of the Company, or (b) relate in any manner to the existing or contemplated business of the Company and/or the Parent, or (c) result from the use of the Company’s and/or the Parent’s time, material, employees, or facilities.

All rights, title, interest to said inventions, concepts or innovations are hereby assigned by the Employee solely and completely to the Company, its successors and assigns.

At the Company’s request, the Employee shall execute specific assignments to any such invention concept or innovation and execute, acknowledge, and deliver any additional documents required to obtain letters, patent, trademark or copyright in any jurisdiction. The Employee shall also, at the Company’s request and expense, assist in the defense and prosecution of said letters, patent, trademark or copyright as may be required by the Company. This provision shall survive termination of employment with the Company.

5.	Non-Betting Clause

The Employee is aware that the Company and the Parent deal with sensitive data in the field of betting and odds. It is one of the core businesses of the Company and the Parent to provide their clients with such data and also to receive such data from their clients. Therefore it is essential for the Company’s and the Parent’s businesses to keep a high level of confidentiality and security in view of their customers.

For these reasons, it is not permitted for the Employee to use any Confidential Information or data achieved or derived from the Company and/or the Parent for his/her personal benefit. This includes explicitly the usage for betting (placement of bets), trading and exchange purposes and the disclosure of such Confidential Information or data to any third person for whatever reason. So long as the Employee does not use Confidential Information or data, and there are no statutory or regulatory prohibitions or restrictions, this Section 5 is not intended to prohibit the Employee from engaging in betting, trading or exchanging with third parties.

The disclosure of any Data within the Company or to any of the Company’s affiliates should also be limited to such cases where it is necessary for the Company’s or the affiliate’s business or where the Company or affiliate authorizes it.

In the case of breach of the prohibition on betting, the Employee may face disciplinary action, up to and including termination of employment. In addition, Company or the Parent, as applicable, has a right to claim damages suffered due to such breach and Employee undertakes to return any revenue or profit received by such breach.

6.	Compliance with other Agreements.

It is understood that Employee has complied and will continue to fully comply with any similar policies covering trade secrets, inventions, confidential information or solicitation from any former employer. Employee certifies that, to the best of Employee's information and belief, Employee is not a party to any other agreement which will interfere with Employee's full compliance with this Agreement, including any agreement relating to the non-disclosure of information of any other individual or entity, or that, prior to Employee's employment Employee disclosed any such agreements to the Company for proper legal review. Employee also certifies that Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee agrees not to enter into any agreement either written or oral in conflict with the provisions of this Agreement.

7.	Injunctive Relief and Damages.

Recognizing the irreparable nature of the injury that could result from Employee's violation of this Agreement and that money damages would be inadequate compensation to the Company or the Parent, it is agreed that any violation of this Agreement by Employee should be the proper subject for immediate injunctive relief, specific performance and other equitable relief, including the recovery of attorney fees and costs by the Company or the Parent, as applicable. Employee further agrees to communicate the contents of this section and the non-solicitation, trade secret and confidential information sections of this Agreement to any prospective employer in connection with the sports statistics industry.

8.	Condition of Employment.

Upon signing below, Employee understands that compliance with this Agreement is a condition of employment and/or continued employment. Failure to comply with this Agreement is grounds for corrective action up to and including immediate termination of employment.

9.	Partial Invalidity.

If any provision of this Agreement or application thereof to any person, place, or circumstance, is held to be invalid, void or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the greatest extent permitted by law. Any unenforceable provision or part thereof shall be modified so as to render it enforceable and as so modified, shall be enforceable. The remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

10.	Signatures.

This Agreement may be executed in counterparts, and each counterpart, when executed shall have the efficacy of a signed original. Photographic copies of such counterparts may be used in lieu of the originals for any purpose.

11.	Choice of Law.

The law of the State of Nevada shall govern this Agreement and any dispute, controversy or claim that arises under or relates in any way to this Agreement.

12.	Integration Clause.

This written Agreement supersedes any prior written or verbal agreements pertaining to the subject matter herein, and is intended to be a final expression of our Agreement with respect to the terms contained herein. Except as specifically set forth above regarding at-will employment, this Agreement may not be modified except in writing signed by Employee and the Chief Executive Officer of the Company.

13.	Non-Waiver.

The failure by the Company to enforce any provision of this Agreement shall not be deemed a waiver of such provision or of the Company’s right to enforce each and every provision of this Agreement.

14.	Survival.

This Agreement (a) shall survive Employee's employment by the Company, (b) inures to the benefit of successors and assigns of the Company and the Parent, and (c) is binding upon Employee's heirs and legal representatives.

ACKNOWLEDGMENT

By signing this document, I acknowledge that I have read, understand, and received a copy of this Agreement, and agree to abide by its terms.

EMPLOYEE NAME:

Employee Signature:_______________________________
Date:_______________________________

ELYS GAME TECHNOLOGY, CORP.	BOOKMAKERS COMPANY US LLC
dba U.S. BOOKMAKING

Name:_______________________________	Name:_______________________________
Title:_______________________________	Title:_______________________________
Date:_______________________________	Date:_______________________________

EXHIBIT C

CODE OF BUSINESS CONDUCT (WITH WHISTLEBLOWER POLICY)

ELYS GAME TECHNOLOGY, CORP.

(the “Company”)

CODE OF BUSINESS CONDUCT AND ETHICS
(WITH WHISTLEBLOWER POLICY)

Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the Company’s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer, employee and consultant is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards. Through this Code, we endorse the following principles:

•         honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•         full, fair, accurate, timely and understandable disclosure in the Company’s shareholder reports and in other public communications and filings of the Company;

•         compliance with applicable governmental laws, rules and regulations; and

•         accountability by all of our directors, officers and employees for adherence to this Code.

This Code outlines the broad principles of legal and ethical business conduct embraced by our Company. It is a not a complete list of legal or ethical questions a director, officer or employee might face in the course of business, and therefore this Code must be applied using common sense and good judgment. Compliance with the spirit as well as the letter of this Code is very important to us.

Administration

The Company’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Executive Officer and Chief Financial Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code. Those who violate this Code will be subject to disciplinary action.

 Compliance with laws, rules and regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All directors, officers, employees and consultants must respect and obey the laws and governmental rules and regulations of the countries, provinces, states, cities and local communities in which we operate. Although we do not expect that all directors, officers and employees will know and understand the details of all of these applicable laws and regulations, we do expect that everyone will know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company is engaged in a variety of business relationships with other companies, individuals, organizations and levels of government in many countries. In all interactions, the Company employees, officers, directors and consultants are required to act ethically, honestly and with integrity and to comply with all laws, rules and regulations governing their activities. In dealings with others, Company employees, officers, directors and consultants must avoid even the perception that favorable treatment is sought in exchange for furnishing or receiving business courtesies. Business courtesies (gifts and entertainment) are designed to build understanding and goodwill in business relationships and may play an important role in some cultures; however, Company personnel are always required to exercise good judgment in extending business courtesies and never accept or pay bribes, favors or “kickbacks” for the purpose of securing business transactions. All payments must be necessary and lawful in the host country as well as Canada and the United States.

Conflicts of interest; corporate opportunities

The Company requires that its directors, officers, employees and consultants, as well as its other agents and representatives, avoid any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests. A conflict of interest generally exists when a person has a direct or indirect personal interest in a transaction or situation that affects or appears to affect his or her judgment and/or divides his or her loyalties between two or more competing interests. A conflict can arise when someone takes action or has an interest that makes it difficult to perform his or her duties on behalf of the Company, objectively and effectively. The Company recognizes that “outside” directors may sit on other boards, including boards of lottery and gaming companies, and are involved in other businesses that may include or be related to the lottery and gaming industry. Those outside directors should ensure that they disclose any conflicts as required under corporate law and not take for themselves (or other companies with whom they have a relationship) opportunities that are discovered through the use of the Company’s property, information or position. No director that is not an outside director and no officer or employee shall:

(a)	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that markets products or services in competition with the Company’s current or potential products and services;
(b)	have any financial interest, including shares ownership, in any such outside business that might create or give the appearance of a conflict of interest;

(c)	seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;
(d)	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities with the Company;
(e)	accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;
(f)	conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or
(g)	taking for themselves opportunities that are discovered through the use of the Company’s property, information or position.

The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Directors and officers shall notify the Chairman of the Company’s Audit Committee and employees and consultants who are not directors or officers shall notify the Chief Financial Officer of the existence of any actual or potential conflict of interest.

Insider trading

Directors, officers and employees are expected to fully comply with securities laws of the United States of America with respect to the disclosure of “material” corporate information and with respect to “insider” trading in the Company’s securities. These laws provide for substantial civil and criminal penalties for individuals who fail to comply. Information that reasonably can be expected to affect the market value of a company’s shares or to influence an investor’s decisions regarding securities transactions is considered “material.” Such information may include financial and key business data; merger, acquisition or divestiture discussions; award or cancellation of a major contract; forecasts of future results; significant litigation; and/or gain or loss of a significant customer or supplier.

Insiders are prohibited from transacting in the Company’s shares with knowledge of material information that has not been disclosed to the public. For purposes of these restrictions, an “insider” includes not only directors, officers, employees and consultants of the Company, but also anyone else with non-public material information about the Company. You may be deemed to have violated these laws even if you innocently pass on non-public information about the Company to a friend or family member who then acts on such information and buys or sells the Company’s shares. To avoid inadvertent disclosure of non-public material information, directors, officers, employees and consultants should not discuss such information with or in the presence of any unauthorized persons, including family members and friends.

Confidentiality; protection and proper use of the company’s Assets

Directors, officers, employees and consultants shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required. Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners. Confidential information also includes information that our customers and suppliers have entrusted to us. To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

The obligation to preserve confidential information continues even after your employment or other relationship with the Company ends.

This Code is not intended to modify any separate confidentiality agreement to which a director, officer, employee or consultant may be subject.

Proper use of all of the Company’s property, information resources (including internet, email, and intranet) and communications systems is the responsibility of all employees. Our physical assets are intended for conducting company business. All electronic and telephonic communication products, intranet and internet servers or any other systems owned, licensed or operated by the Company are considered the Company’s business records, and therefore, Company property and should be used in accordance with Company corporate policy.

The information, ideas, concepts and know-how described, documented or contained in the Company’s electronic communications systems and related databases are the intellectual property of the Company. The copying or use of the Company’s intellectual property for personal use or benefit during or after employment with the Company is prohibited.

Proprietary information including intellectual property, and company private or confidential information is extremely valuable and must not be disclosed to anyone without proper authorization.

Fair dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers, competitors and other third parties, including governmental agencies. To this end, directors, officers and employees shall not:

(a) make false or misleading statements to customers, suppliers or other third parties;

(b) make false or misleading statements about competitors;

(c) solicit or accept from any person that does business with the Company, or offer to extend to any such person:

i.	cash of any amount; or
ii.	gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance in influencing the Company’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

(d) solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

(e) otherwise take unfair advantage of the Company’s customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Discrimination and harassment

The Company is committed to providing equal employment opportunity in employment and will not tolerate any illegal discrimination or harassment. Improper conduct, such as derogatory comments based on racial or ethnic characteristics or religious preferences and unwanted sexual advances, will not be tolerated.

Health and safety

The Company strives to provide each of its employees with a safe and healthy workplace. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following health and safety rules and practices instituted by the Company and by reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

Record keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail and must conform both to applicable legal requirements and to the Company’s system of internal controls. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks and other inappropriate statements about people and other companies. This applies to e-mail, internal memos and formal reports. Records should always be retained or destroyed in accordance with the Company’s record retention policies. No person shall knowingly alter, destroy or make a false entry in any record with the intent to obstruct a government investigation or bankruptcy case. Directors, officers, employees or consultants may report any concerns regarding questionable accounting and auditing matters confidentially and anonymously to the Chief Financial Officer or any member of the Audit Committee.

Accurate and timely periodic reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

(a)	comply with generally accepted accounting principles at all times;
(b)maintain	a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
(c)	maintain books and records that accurately and fairly reflect the Company’s transactions;
(d)prohibit	the establishment of any undisclosed or unrecorded funds or assets;
(e)	maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s shareholder reports are being prepared; and
(f)	present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

Political contributions

No Company assets, including employees’ work time, use of the Company’s facilities or equipment or direct monetary payment, may be contributed to any political candidate, party, political action committee or ballot measure without the permission of the Company’s Board of Directors. This does not preclude individuals from participating in any political activities of their choice on an individual basis, with their own money and on their own time.

Reporting and effect of violations

General Policy

Directors officers and employees are encouraged to report any conduct which they believe in good faith to be violation or apparent violation of this Code. If you believe a violation has occurred, please contact the Company’s legal counsel.

The Company will not allow any retaliation against a director, officer, employee or consultant who acts in good faith in reporting any such violation.

Complaint Procedure

Notification of Complaint

Company personnel who observe, learn of or, in good faith, suspect a violation of the Code must promptly report the violation or discuss issues and concerns of the type covered by this Code with his or her immediate manager, who in turn is responsible for informing the legal counsel of any violations or concerns raised. If an employee prefers not to report the matter to his or her own manager, the employee may instead report the matter directly to the Chief Financial Officer.

Company personnel who have concerns such as accounting discrepancies, fraud, accounting misrepresentations, auditing matters, accounting omissions, ethics violations or any other financially related concerns should report the matter directly to the Chief Financial Officer at the above address or to the Chair of the Audit Committee.

Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false.

Investigation

Reports of violations will be investigated under the supervision of the Chair of the Audit Committee in consultation with external counsel, if applicable or desired. Company personnel are expected to cooperate in the investigation of reported violations.

Confidentiality

Except as may be required by law or the requirements of the resulting investigation, the Chief Financial Officer and others conducting the investigation shall not disclose the identity of anyone who reports a suspected violation if anonymity is requested.

Protection Against Retaliation

Retaliation in any form against an individual who reports an alleged violation of this Code, even if the report is mistaken, may itself be a violation of law and is a serious violation of this Code. Any alleged act of retaliation must be reported immediately. If determined to have in fact occurred, any act of retaliation may result in appropriate disciplinary action, which may include termination of employment. A copy of the Company’s Whistleblower Protection Policy is attached hereto as Schedule “A” and incorporated herein by reference.

Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s independent directors. The provisions of this Code may be waived for employees or consultants who are not directors or executive officers by the Company’s Chief Executive Officer provided that written notice of any such waiver is delivered forthwith to the Board of Directors. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange on which the Company’s securities are listed for trading.

SCHEDULE “A”

Whistleblower Protection Policy

Statement of Policy

Officers, directors, employees, contractors, subcontractors, and agents of the Company are prohibited from taking any adverse or harmful action, threatening, harassing, discharging, demoting, suspending or otherwise discriminating against any employee of the Company for any lawful act done by the employee in:

(a)	providing information to, or otherwise assisting in an investigation, inquiry or otherwise conducted by a:
a.	regulatory or law enforcement agency;
b.	person with supervisory authority over the employee; or
c.	person authorized by the Company to investigate, discover, or terminate misconduct, in each case when the information or investigation concerns conduct that the employee reasonably believes constitutes a violation of:
(ii)	any rule or regulation of any securities regulatory authority; or
(iii)	any provision of provincial, federal, state or foreign law relating to fraud against Company shareholders; or
(iv)	any provincial, federal, state or foreign criminal law provision prohibiting fraud by any means; or
(v)	the Company’s Code of Conduct; or
(vi)	any Company policy as they may be amended from time to time; or
(b)	filing, testifying, or participating in any legal proceeding relating to an alleged violation of the laws described above; or
(c)	providing to a law enforcement officer any truthful information relating to the commission or possible commission of a provincial, federal, state or foreign offence.

Compliance Procedure

The Company strongly encourages the prompt reporting of any violations of this Policy. Any employee who observes, learns of or, in good faith, suspects a violation of this Policy is strongly encouraged to promptly report the violation to his or her immediate manager, who in turn is responsible for informing the Chief Financial Officer of any violations or concerns raised. If an employee prefers not to report the matter to his or her own manager, the employee may instead report the matter directly to the Chief Financial Officer

Reports of violations or alleged violations of this Policy will be treated confidentially, to the extent possible, and investigated thoroughly. To the extent that a violation of this Policy is found, the Company will take appropriate remedial action, if possible.

The Company will not retaliate against an employee for bringing to the Company’s attention a good-faith report of a possible violation of this Policy.

Consequences of Policy Violations

Any officer, director, employee, consultant, contractor, subcontractor, or agent of the Company who is found to have violated this Policy will be subject to disciplinary action, which may include termination of employment or association. Violations of this Policy by a contractor, subcontractor, or agent will be reported to the management of that entity for possible disciplinary action. Persons who engage in conduct that violates this Policy may also be subject to civil liability and criminal penalties.

Amendments to this Policy

The Board of Directors may amend this Policy from time to time as necessary or appropriate.

Adopted:

Affirmation of the Code

I [Name] confirm that, my dealings or transactions on behalf of the Company:

1.	will be characterized by honesty and integrity and I have no actual or apparent conflicts of interest between my professional relationships;
2.	will comply with all applicable laws, rules and regulations;
3.	will not involve any unethical dealings, unbooked fees, special favors, benefits or contributions to any private party, government or government agency;
4.	will not involve any lawful arrangements with competitors; and
5.	will be recorded and properly described on the Company’s books.

I [Name] acknowledge my accountability for adherence to this Code. I also acknowledge that my compliance, with this Code is a condition of my employment and that if I fail to comply with this Code or applicable laws, rules or regulations, I may be subject to disciplinary measures, termination of employment for just cause, and legal proceedings. The Company will disclose any changes in this Code as it concerns my activities in its disclosure documents and shall post a facsimile of this document and any waiver that it may have provided me, on the Company’s website.

_________________________________
Date

_________________________________
Signature

_________________________________
Witness

Approved by the Board of Directors

EXHIBIT D

WORKING CAPITAL CALCULATION

BOOKMAKERS COMPANY US, LLC

Estimated Working Capital

As of July 5, 2021

Current Assets
Cash-Checking Account #***	$
Cash-Savings Account #***
Accounts Receivable
Prepaid Expense
$

Current Liabilities
Accounts Payable
Line of Credit/Credit Cards Bank
Loans
Deferred Rent (current portion)
PPP Loan (if any)
$
Working capital	$

EXHIBIT E

SAMPLE EARNOUT TABLE

For illustrative purposes, the discount or premium to the Earnout Period Installments shall be calculated as follows: